EXHIBIT 10.57

CONTRACT BETWEEN

UNITED STATES ENRICHMENT CORPORATION
PADUCAH GASEOUS DIFFUSION PLANT

Hereinafter referred to as the “Company”

and

PAPER, ALLIED-INDUSTRIAL, CHEMICAL
AND ENERGY WORKERS
INTERNATIONAL UNION, AFL-CIO
AND/OR ITS LOCAL 5-550

Hereinafter referred to as the “Union”

July 31, 2001 – January 31, 2003

v

NEW BENEFIT PLANS	59
Dental	60
Life Insurance	60
Flexible Spending Accounts	61
Savings Plan	61
Special Accident Insurance	65
Medical	67
Prescription Drug Plan	72
Vision Care	72
MEMORANDUM OF UNDERSTANDING—WORKFORCE FLEXIBILITY	74
MEMORANDUM OF UNDERSTANDING—ELIMINATION OF
SCALE MECHANIC CLASSIFICATION	76
MEMORANDUM OF UNDERSTANDING—HOURS OF WORK LIMITATIONS	77
ADMINISTRATIVE LETTERS	78

INDEX BY SUBJECT MATTER

Page

Absences:
Disability	27
Funeral	23
Jury Duty	23
Leave of Absence	29
Voting Time	23
Administrative Letters	78-95
Arbitration	36
Benefit Plans	54-73
Administrative Letter	93,95
Dental	54,56,60
Flexible Spending Accounts	61
Life Insurance	60
Medical	67-73
Prescription Drug Plan	72
Savings Plan	61-65
Special Accident Insurance	65-66
Vision Care	72-73
Bulletin Boards	38
Call-In, Overtime	20
CDL Premium	39
Changes in Working Schedule	20
Clothing	39
Committees:
Grievance Committee	34
Safety Advisory Committee	37
Company Responsibilities	19
Company Service Credit Rules	52
Cost of Living Allowance	24
Daylight Savings Time	94
Definitions	19,31
Delayed Lunch Period	19

Page

Dental Insurance Plan	54,56,60
Disability Pay:
Non-occupational	27-29
Occupational	27-29
Payment Schedule	28
Condition of Payment	28
Short Term	27,29
Wage Increase	80
Long Term	27,29
Disciplinary Suspension or Discharge	19,35
2-Day Suspension	82
Discrimination:
Nondiscrimination Clause	38
Double Time	22
Educational Assistance	39
Emergency Squad Members	39
Flexible Spending Accounts	61
FMLA	30
General Provisions	44
Grievance Procedure	34
Group Insurance Plan	54-55
Health Care Plan	58
Holidays	22
Temporarily Reclassified	79
Hours of Work	19
Hours of Work Limitations	77
Job Bidding	33
Job Classifications:
Job Classification and Rate Groups	45
Job Classification Groups (Seniority)	47
Operator Restructuring	92
Jury Duty	23
Layoff Allowance	26

Page

Layoff Procedure	32
Leave of Absence	29
Life Insurance	60
Loss of Seniority	31
Meal Allowance	21
Merit Progression Increases (General Provisions)	44
Miscellaneous	37
No Strike Clause	18
Payroll Checks	19
Pension Plan	54
Operator Restructuring	92
Overtime	20
Call-In	20
Double Time	22
Pension, Group Insurance and Dental Agreement	54
Permanent Restriction	78
Personal Absence Without Pay	53
Physically Handicapped	32
Plant Committee Divisions	46
Prescription Drug Plan	72
Probationary Period	31,44
Promotions	44
Recall List	31,34
Reduction in Force (Procedure)	32
Rehiring	52
Reprimands	82
Retirement Layoff Allowance	26

Safety	37-38
Safety Shoes	38
Savings Plan	61-65
Scale Mechanic Classification Deletion	76
Security	18
Seniority	31-34
Seniority List	31,34
Recall List	31,34
Seniority Groups	47
Shared Tasks	74-75
Shift Preference	20
Shift Premium	24
Shift Change	20
Shift Trading	23
Shift, “12-hour”	90
Sleeping Accommodations, Overtime	21
Special Accident Insurance	65-66
Steward Districts	46
Telephone Calls Received At Home	39
Temporary Reassignment	24
Term of Contract	40
Training—E-Squad	39
Transfers, Work Groups	84
Union/Company Relationship	17
Union Dues	17
Union Membership	17
Union Recognition	17

x

Union Representatives	34
Vacancies, Filling of	33
Vacation Eligibility	30
Vacation Regulations	48
Carry Forward Option	51
Disability Absence	50,81
Pay in Lieu of	51
Scheduling	48
Split Week	49
Temporarily Reclassified	79
Vision Care Plan	72-73
Voting Time	23
Wages	24
Disability	80
Schedules:
July 31, 2001	42
July 31, 2002	43
Weekend Premium	24
Work Assignment:
Selection and Direction of Working Force	19
Shared Tasks	74-75
Work by Non-Bargaining Unit Personnel and Research Personnel	37
Work by First-Line Managers	83
Working Schedule	19
Work Groups	84-89

NOTES

NOTES

NOTES

ARTICLE I
PURPOSE

It is the intent of the parties that this contract will constitute the complete agreement between the parties hereto, and that no additions, waivers, deletions, changes or amendments shall be made during the term of this contract except by written agreement of the parties.

ARTICLE II
RECOGNITION

Section 1.  In conformity with the Labor-Management Relations Act, the Company recognizes the Union as the sole and exclusive bargaining agent for all hourly rated employees, excluding Guards and salaried employees (semi-monthly or weekly), with respect to rates of pay, wages, hours of employment, and other conditions of employment.

Section 2.  The term “employee” as used herein will mean any person represented by the Union as described in Section 1 above. For the purpose of this Agreement the use of the masculine pronoun or derivative thereof shall be applied as to include both male and female.

Section 3.  It is understood that no incident, which occurred prior to the effective date of this contract shall be the subject of complaint under any of the procedures provided in this contract. Grievances arising under the terms of the previous contract shall be processed in accordance with such terms.

Section 4.  The Company agrees not to interfere with the right of employees to join or belong to the Union and the Union agrees not to intimidate or coerce employees to join the Union. The Company further agrees not to discriminate against any employee on account of Union membership or Union activity, and the Union agrees neither to solicit for membership, collect Union funds, nor to engage in other Union activity on Company time unless specifically provided for in this contract.

ARTICLE III
UNION-COMPANY RELATIONSHIP

Section 1.  All employees within the Bargaining Unit who are members of the Union upon the execution of this Contract shall, as a condition of employment, maintain their membership to the extent of tendering the periodic dues uniformly required as a condition of retaining membership. All employees in the Bargaining Unit who are not members of the Union upon the execution of this Contract, will within thirty (30) days join the Union, and shall at all times thereafter maintain their membership in the Union as a condition of employment, as set forth above.

Section 2.  Upon receipt of proper written authorization from an employee, the Company agrees to deduct from the wages of said employee dues uniformly applicable to all members as certified to the Company by the Union. Payroll deductions of appropriate incremental amounts will be made on a weekly basis until the regular monthly dues amount has been collected unless the employee’s paychecks during the month are insufficient to cover the monthly dues amount. Dues deducted and collected for the month will be forwarded to the Financial Secretary of the Union.

Section 3.  The authorization shall be in the following form submitted by the Union:

I hereby assign to my Local Union affiliated with the PACE International Union from any wages earned or to be earned by me, the amount of my monthly dues and initiation fee in said Union.

I authorize and direct any employer to deduct such amounts from my pay each month and to remit the same to the order of the financial secretary of my Local Union in accordance with the terms of this Agreement.

This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date appearing below or until the termination date of the current collective bargaining agreement between the Company and the Union, whichever occurs sooner, and I further agree and direct that, regardless of my membership status in the Union, this assignment, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective bargaining agreement with the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union not more than thirty (30) days or less than ten (10) days prior to the expiration of each period of one (1) year or of each collective bargaining agreement, whichever occurs sooner.

Date	Signature of Employee
Name (print)	PACE Local No.
Address	City and State
Social Security No.	Clock No.
Employed by	Dept.

ARTICLE IV
CONTINUITY OF OPERATION

Section 1.  There will be no strikes, lockouts, work stoppages, picket lines, slowdowns, secondary boycotts, or disturbances, even of a momentary nature. The Union agrees to support the Company fully in maintaining operations in every way. Participation by any employee, or employees, in an act violating this provision in any way will be complete and immediate cause for discharge by the Company.

Section 2.  It is recognized that all members of the Union and the Company are required to comply with all protective security measures now in effect. If it is found that this contract or any part of this contract in any way violates security measures which are now in effect, or which may be put into effect later, and the Company and the Union are notified by the proper authority as to the section or sections of the contract in question, negotiations will begin immediately for the purpose of making required changes.

Section 3.  Restricted Access Security Clearance. If the Department of Energy places an employee’s security clearance on restricted access, the Company shall place the employee in a work area where she/he can work temporarily with a restricted access security clearance while the Department of Energy and the employee resolve the security clearance matter. The Company will continue the employee’s employment in such temporary work area until the Department of Energy removes the restricted access from the security clearance, or the security clearance is revoked. While the employee is in this temporary work area he/she will be required to perform productive work in some capacity, which the employee can safely perform.

ARTICLE V
RESPONSIBILITIES

Subject to the Union rights as set forth in this contract the company shall continue to exercise its exclusive responsibility, such as the selection and direction of the working forces, and the rights to promote, demote, transfer, hire, retire, discipline, discharge, and to determine the qualifications of an employee are vested with the Company. Claims of discriminatory or arbitrary promotion, demotion, discipline, or discharge shall be subject to and decided through the Grievance Procedure and Arbitration in this contract.

ARTICLE VI
HOURS OF WORK

Section 1. Definitions:

(a)	The payroll week consists of seven (7) days extending from midnight Sunday to midnight Sunday the following week.

(b)	The normal workweek consists of forty (40) hours within a payroll week.

(c)	The normal workday consists of eight (8) hours of work.

(d)	The normal hours for rotating shift workers are 7:00 a.m. to 7:00 p.m. and 7:00 p.m. to 7:00 a.m.

(e)	The normal hours for straight day workers are from 7:00 a.m. to 3:30 p.m., Monday through Friday with a thirty (30) minute non-paid lunch period. No time will be deducted for lunch periods when an employee’s scheduled non-paid lunch period is delayed under the following circumstances:

(1)	The delay is ordered by the employee’s first-line manager.

(2)	The delay causes the employee’s lunch period to start five (5) hours or more after his starting time.

(3)	The minimum amount of time necessary will be taken to eat lunch and in no case to exceed thirty (30) minutes.

(4)	Shift workers will be permitted to have a lunch period beginning no later than five (5) hours after the beginning of a shift.

(f)	The term working schedule means the arrangement of shift hours to be worked and regular shift changes for employees working on shifts and the regular scheduled arrangement of hours to be worked by straight day workers.

(g)	All bargaining unit payroll checks shall be distributed to the employees on Friday. The payroll checks shall be hand delivered to employees at plant site, mailed, or direct deposited into a designated account.

Section 2.

     (a)  The provisions of this contract shall not be considered as a guarantee by the Company of a minimum number of hours per day or per week, or pay in lieu thereof, nor a limitation on the maximum hours per day or per week, which may be required to meet operating conditions.

     (b)  The Company may adjust the working schedule of employees in any group to meet operating requirements and employees may be assigned regularly or temporarily to a schedule other than the normal hours. Plant seniority shift preference within a group will be granted annually to employees upon request. Such annual request must be made no later than January 1, with any change resulting therefrom to be made not later than the week beginning after March 1.

Such preference may be exercised between seven (7) day rotating shifts and five (5) day rotating shifts and other specific shifts except that such preference cannot be exercised between individual letter shifts within a given rotating shift.

Seniority shift preference within a shift preference group will be granted in filling vacancies lasting more than five (5) working days. Seniority shift preference will not apply to vacation relief or to vacancies caused by exercise of seniority shift preference. An employee must be qualified to perform the work involved when a vacancy occurs other than the annual exercise of seniority shift preference.

(c)	Employees who work overtime shall not be required to take time off to offset the overtime work.

(d)	If a change is made in an employee’s work schedule from one established shift to another established shift for the payroll week in which he is notified or less than twenty-four (24) hours prior to the beginning of the payroll week, such employee will be paid for the first eight (8) hours worked on the new schedule at one and one-half (1-1/2) times the employee’s straight-time hourly rate, except when such change is made at the request of or for the convenience of the employee. A change in scheduled days off will be considered a shift change.

Section 3.  One and one-half (1-1/2) times the straight-time hourly rate shall be paid for all hours worked in excess of eight (8) in any twenty-four (24) hour period or for all hours worked in excess of forty (40) within the applicable payroll week as defined in Section 1 of this Article, whichever of these alternatives provides at the end of the payroll week the greater total pay. An employee who is required to work in excess of sixteen (16) continuous hours, excluding the non-paid lunch hour of a day worker, shall be paid two (2) times the straight-time hourly rate for all such continuous hours worked in excess of sixteen (16).

Section 4.  An employee who has left the plant and is called in by the Company to perform work outside of his regular scheduled shift will receive not less than four (4) hours pay at straight-time, or pay at one and one-half (1-1/2) times his regular rate as overtime pay for such work performed, whichever is greater.

Section 5.

(a)	An employee who reports for work on his regular shift without previously having been notified not to report, will be given at least four (4) hours work, or if no work is available, four (4) hours pay, except that if work is unavailable as the result of causes beyond the control of the Company, it shall not be so obligated.

(b)	Failure on the part of an employee to keep the Company informed of his current address will relieve the Company of its responsibility under this section of the contract.

Section 6.

(a)	Overtime will be distributed in such a manner that each employee within an overtime group will receive his fair share. An overtime spread of sixteen (16) hours between the low employee in the overtime group and the high employee will be considered a reasonable and fair distribution of overtime among employees in the group. Overtime work offered and refused will be counted as overtime worked. A record of overtime will be kept up to date and posted in an accessible location to enable employees to review. The overtime rules shall continue to be used as a means to implement the fair distribution of overtime within an overtime group. An employee can be on only one overtime list at a time.

In scheduled overtime situations where an employee is improperly bypassed for overtime in violation of the Contract, the bypassed employee will be compensated by awarding him the next overtime assignment for which qualified.

     Alternate lists will be provided and time permitting, will be polled prior to a compulsory assignment. The Company agrees to meet with the Union to discuss and seek resolution of difficulties, which may exist in the administration of overtime distribution. These meetings between Company management and the appropriate Union officials will be held on a semiannual basis.

If a troubleshooting or emergency repair task cannot be completed during a scheduled shift, scheduled overtime, or emergency call-in, the Company reserves the right to request an individual having specific job knowledge, based on having worked on the task immediately prior to the need to continue the work task, to continue working.

     NOTE:  The overtime rules referenced in Article VI, Section 6(a) shall be revised to state that, “All overtime opportunities shall be offered in four- (4), six- (6), eight- (8), ten- (10) or twelve- (12) hour increments of overtime, other than call-in overtime.”

(b)	Sleeping accommodations will be provided for these employees held over on compulsory overtime assignments and who are without transportation.

(c)	Employees held over past their scheduled quitting time will be provided with a minimum of four (4) hours of work except in those instances where tardy relief is the cause of the holdover. When necessary, an employee on tardy relief will be furnished transportation home within a reasonable time.

Section 7.

(a)	An employee who is required to work overtime and who works ten (10) or more continuous and successive hours (excluding the noon lunch period of a day worker) will be paid a meal allowance of four dollars and seventy-five cents ($4.75) which will be included in his regular pay check. An additional meal allowance will be allowed for each four (4) hours of consecutive work performed thereafter. If an employee is paid a meal allowance and arrangements are not made for him to have time to eat within the hour thereafter, he will be credited with thirty (30) minutes additional work time.

(b)	No time will be deducted for lunch periods during such overtime work, it being understood that they will be made as short as possible and in no case exceed thirty (30) minutes.

Section 8.

(a)	The following are recognized holidays: New Year’s Day, Martin Luther King, Jr.’s Birthday, Good Friday, the last Monday in May, Independence Day, Labor Day, Thanksgiving Day, the day following Thanksgiving Day, Christmas Eve, and Christmas. Martin Luther King, Jr.’s Birthday is observed on the third Monday in January; Companion to Independence Day is observed Friday, July 5, 2002. The July 4th and Companion Day holiday will be taken back-to-back by rotating shift workers electing the Companion Day holiday. If any of the above holidays fall on Sunday, Monday shall be recognized as the holiday. If any of the above holidays fall on Saturday, the preceding Friday shall be recognized as the holiday except that any employee normally scheduled to work on one of the above recognized calendar holidays that fall on Saturday or Sunday, such recognized calendar holiday will be his recognized holiday. If any of the above holidays fall on an employee’s scheduled off day, his first succeeding scheduled work day shall be recognized as the holiday except that where Thanksgiving Day or Christmas Eve falls on an employee’s scheduled off day, it will be recognized on the first preceding scheduled work day.

(b)	A rate of two and one-half (2-1/2) times the straight-time hourly rate shall be paid for all hours worked on the eleven (11) recognized holidays.

(c)	Employees will be paid for recognized holidays not worked an amount equivalent to eight (8) times the employees’ straight-time hourly rate, subject to the following conditions:

(1)	Such pay shall be made to the employee only if the recognized holiday would normally have been worked by the employee if it had not been a holiday.

(2)	An employee who is instructed to work on a holiday but who fails to report and does not have an acceptable excuse, will receive no pay for the holiday.

(3)	To be eligible for holiday pay an employee must report for work on his last regularly scheduled working day immediately preceding the holiday and the first regularly scheduled workday immediately following his holiday, unless excused by the Company.

(d)	If a designated holiday occurs during an employee’s vacation and that employee would otherwise have been scheduled to work on that day had it not been a holiday, such employee shall receive eight (8) hours pay at his straight-time hourly rate in addition to his vacation pay. At the request of the employee, the first-line manager may, at his discretion, grant the employee an extra day off without pay immediately preceding or following his vacation. Such days of absence will not be used for corrective absentee control measures.

Section 9.  Double time will be paid for all hours worked on the seventh (7th) consecutive day worked in any payroll week.

Section 10.  Overtime premium shall not be duplicated for the same hours under any of the terms of this contract, and to the extent that hours are compensated for at overtime premium rate under one provision they shall not be counted as hours worked in determining overtime compensation under the same or any other provision.

Section 11.  Employees may not trade shifts or days off except with the prior approval of their respective first-line manager and further provided that no overtime premium is involved.

Section 12.  An employee who is called for jury duty may be excused from work upon presentation of court notice to his immediate first-line manager. The employee who has been so excused will be paid his normal straight-time earnings and the fees received from the court, provided he submits evidence of the amount received from the court. Only the number of his scheduled work days actually spent in court are counted in calculating payment. Employees who would be working the hours between 7:00 a.m. and 3:30 p.m. were they not on jury duty who are not called at the opening of court for actual jury duty and who are excused for the remainder of the day shall report to work within a reasonable time after being excused. An employee will not be required to change shifts because of jury duty.

Section 13.  Employees who are unable to vote because of a conflict between voting hours and scheduled working hours in a national, state, county, or municipal election will be allowed sufficient time off to vote provided that they are eligible to vote. Such eligible voting employees will be paid for such absence for a period not to exceed two (2) hours.

Section 14.  In determining if an employee is to be paid in accordance with Section 3 and Section 9 of this Article VI, each of the holidays in Section 8, which would ordinarily have been worked, and hours compensated for at time and one-half (1-1/2) under Article VI, Section 2 (d), and those days for which an employee is paid by the Company for jury duty in accordance with Section 12 will count as a day worked. Also, fragmented vacation, funeral leave, and holiday option days taken by an employee will count as a day worked in determining if an employee is to be compensated at time and one-half for all hours worked in excess of forty (40) hours within the applicable payroll week.

Section 15.

(a)	An employee excused for such time as may reasonably be needed for the purpose of attending the funeral of a member of his immediate family will be paid his basic straight-time hourly rate for any or all of three (3) regularly scheduled workdays during the period beginning with the day of death and ending with the day after such funeral. Under the conditions established by the Contract, up to four (4) days will be granted to attend a funeral more than five hundred (500) miles from Paducah, Kentucky. As a special provision, in the event of the death of an employee’s spouse or child, the employee will be paid his/her basic straight-time hourly rate for any or all of five (5) regularly scheduled work days during the period beginning with the day of death and ending with the second day after such funeral.

     For the purpose of this section, the term “a member of his immediate family” shall be defined as, and limited to, the following: spouse, children, parents, grandparents, grandchildren, brother, sister, parents-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, step-parents, step-children, step-grandparents, step-brother, step-sister, step-grandparents of the spouse of the employee, and step-parents-in-law.

(b)	If a death occurs in an employee’s immediate family while he is on vacation, he should promptly notify his manager. The employee will be permitted to cancel only those whole days of vacation remaining after notification to his manager, providing he qualifies for funeral pay for those days under this section.

ARTICLE VII
WAGES

Section 1

(a)	Effective 7:00 a.m. July 31, 2001, all rates in all rate groups will be increased four (4) percent. (Appendix A, Table 1A)

(b)	Effective 7:00 a.m. July 31, 2002, all rates in all rate groups will be increased three and four-tenths (3.4) percent. (Appendix A, Table 1B)

(c)	Any premium pay referred to in this contract is to be excluded from the calculations of pay unless specifically included.

Section 2 An employee shall receive a shift premium of forty (40) cents per hour for work performed on the evening shift (3:30 p.m. to 11:30 p.m.), and a shift premium of seventy (70) cents per hour for work performed on the midnight shift (11:30 p.m. to 7:30 a.m.) except that no shift premium shall be paid to day shift employees for work performed between 7:00 a.m. and 3:30 p.m.

Section 3 There will be no discrimination because of sex in the application of wage schedule.

Section 4 When an employee is transferred permanently to a job paying a higher rate, he shall immediately receive the higher rate in accordance with Paragraph (d), General Provisions, Appendix A.

Section 5

(a)	An employee who at the request of the Company is temporarily required to do the work in a classification other than his own shall suffer no reduction in his rate of pay.

(b)	When an employee is assigned temporarily to a job in a higher classification, the temporary reclassification and rate will be made effective for all hours worked on the first day that an employee performs work in the higher classification for two (2) or more hours. When assigned to the new classification, the employee will be paid the top rate of the new classification.

Section 6.  An employee who works Saturday and/or Sunday as part of his normal workweek, will receive an additional forty (40) cents per hour for such hours worked on Saturday and an additional sixty (60) cents per hour for such hours worked on Sunday. In no case shall such payment be applied to hours paid for at overtime, holiday or premium rates.

Section 7 - Cost of Living Allowance (COLA)

All employees within the bargaining unit as defined in Article II of this Agreement shall be covered by a Cost of Living Allowance as defined and set forth in this Section.

(a)	The amount of the Cost of Living Allowance shall be determined and re-determined as provided below in accordance with changes in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-84 CPI-W = 100) published by the Bureau of Labor Statistics of the United States Department of Labor, and referred to herein as “Index.” The Cost of Living Allowance shall be based on a one (1) cent per hour adjustment for each full 0.1 point change in the Index as provided herein.

(b)	(1) After July 31, 2001, Cost of Living adjustments shall be made and shall be payable quarterly when/and if the Index increases in excess of four (4) percent of the base index described below. The base to calculate the initial adjustment, which may be due under this Section, shall be the Index for June of 2001 (published in July of 2001). Adjustments shall be August 6, 2001; November 5, 2001; February 4, 2002; and May 6, 2002.

(2) After July 31, 2002, Cost of Living adjustments shall be made and shall be payable quarterly when/and if the Index increases in excess of four (4) percent of the base index described below. The base to calculate the initial adjustment, which may be due under this Section, shall be the Index for June of 2002 (published in July of 2002). Adjustments shall be August 5, 2002; and November 4, 2002.

(c)	In computing overtime pay, vacation pay, holiday pay, call-in pay, disability pay, jury duty pay, funeral leave pay, and military makeup pay as provided in this Agreement, the amount of any Cost of Living Allowance then in effect shall be included.

(d)	In the event that the Bureau of Labor Statistics does not issue the Index on or before the beginning of the pay period referred to in Paragraph (b) above, any adjustment required will be made at the beginning of the first pay period after receipt of the Index.

(e)	No adjustment, retroactive or otherwise, shall be made in the amount of the Cost of Living Allowance due to any revision which may later be made in the published figures for the Index for any month on the basis of which the Cost of Living has been determined.

(f)	The continuance of the Cost of Living Allowance as herein provided is dependent upon the continued availability of the official monthly Index in its present form and calculated on the same basis as the currently published Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-84 CPI-W = 100) unless otherwise agreed upon by the Company and the Union.

(g)	COLA being paid shall be considered as wages for the purpose of pension, group insurance and savings plan.

Section 8.

Employees required to perform a shift turnover will be paid two times the straight time hourly rate for each twenty-four (24) minute shift turnover completed.

ARTICLE VIII

LAYOFF ALLOWANCE

Section 1.  Layoff allowance for an employee terminated from the payroll on account of reduction in force or because of occupational or non-occupational disability shall be in accordance with the following schedule:

Service Credit	Allowance

Under 12 weeks	No allowance

12 weeks — 1 year	Same proportion of 1 week’s pay as completed months of service are of 12 months

1 year — 3 years	1 week (or 40 hours)

3 years — 5 years	2 weeks (or 80 hours)

5 years — 7 years	3 weeks (or 120 hours)

7 years — 10 years	4 weeks (or 160 hours)

10 years	6 weeks (or 240 hours)

11 years or more	Same as for 10 years plus 1 week (or 40 hours) for each added year of service

Section 2.  An employee who is rehired and subsequently laid off from the payroll will receive layoff allowance based on his most recent rehire date.

Section 3.  A layoff allowance applicable to retirement terminations will be paid in accordance with the Table in Section 1 of this Article for Company Service Credit as of January 1, 1967. Retirement layoff allowance will not be applicable to any new employee nor for Company Service Credit of present employees accrued after January 1, 1967.

Section 4.  If the Company sells, leases, transfer or assigns the operations covered by this Agreement and the purchaser, lessee, transferee, or assignee (the “Successor Company”) assumes the obligations of the Agreement as provided in Section 1, Article XVII of this Agreement, and an employee becomes the employee of the Successor Company within ten (10) days of the date the sale, lease, transfer or assignment is completed, then the layoff allowance will not be payable to such employee by the Company. It is understood that any employee who may be so transferred and laid off by the Successor Company shall suffer no loss of benefits accrued under this Article. If an employee is not transferred to the Successor Company within the above-mentioned ten (10) days and is laid off, he will receive benefits from the Company as set forth in this Article.

ARTICLE IX
DISABILITY PAY
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

Section 1.  Short Term Disability Plan

Effective September 1, 1990, an employee disabled and unable to work due to illness, pregnancy, or occupational or non-occupational injury, will be paid 100% of his basic straight-time hourly rate in accordance with the terms and conditions of the Short Term Disability Plan set forth in the “Disability Benefits” section of the “Martin Marietta Energy Systems, Inc. Benefits Handbook”, dated April 1, 1990 (pages 39 through 45, inclusive, of such booklet to be considered a part hereof) which provides for payment in accordance with the following schedule:

Company Service Credit	Maximum Number of Months of Payment Per Absence

at least 1 month but less than 2 months	1

at least 2 months but less than 3 months	2

at least 3 months but less than 4 months	3

at least 4 months but less than 5 months	4

at least 5 months but less than 6 months	5

at least 6 or more months	6

Section 2.  Long Term Disability Plan

Effective September 1, 1990, an employee totally disabled for six months will become eligible to receive sixty percent (60%) of his monthly basic straight time rate up to a specified maximum monthly benefit paid in accordance with the terms and conditions of the Long Term Disability Plan set forth in the “Disability Benefits” section of the “Martin Marietta Energy Systems, Inc. Benefits Handbook” referred to in Section 1 above and will be paid, if he is totally and permanently disabled as defined in the above-referenced handbook, until he reaches age 65. Under specified circumstances, such benefits will continue beyond age 65. Such benefits will be reduced by any income benefits the employee is eligible to receive from other sources such as Social Security, Worker’s Compensation, other statutory benefits, and other Company benefit plans.

If a dispute arises as a result of an employee’s claim that he or she is totally and permanently disabled as defined in the above-referenced handbook or that such employee continues to be totally and permanently disabled the dispute shall be resolved in the following manner upon the filing with the Company of a written request for review by such employee not more than 60 days after receipt of denial:

The employee shall be examined by a physician appointed for the purpose by the Company and by a physician appointed for the purpose by the Union. If they disagree concerning whether the employee is totally and permanently disabled, the question shall be submitted to a third physician selected by such two physicians. The medical opinion of the third physician, after examination by him or her of the employee and consultation with the other two physicians, shall be final and binding on the Company, the Union, and the employee. The fees and expenses of the third physician shall be shared equally by the Company and the Union.

Section 3.  Conditions of Payment

(a)	Payments under the Short Term and Long Term Disability Plans referred to in Sections 1 and 2 of this Article will not be made for:

(1)	Any disability occurring during the first 12 months that the employee’s plan coverage is in effect if caused by any condition for which he received treatment during the three month period before his coverage became effective, or

(2)	Any period of incapacity beyond the third consecutive calendar day during which the employee is not under treatment by a licensed practicing physician, or

(3)	Any disability caused directly or indirectly by war declared or undeclared, or

(4)	Any intentionally self-inflicted injury, or

(5)	Any disability resulting from commission of a felony, or

(6)	Any disability due to willful misconduct, violation of plant rules, or refusal to use safety appliances.

(b)	Payments under these plans will be made only to employees whose absence is due to non-occupational or occupational disability and will not be paid to employees who are absent for other reasons.

(c)	Payments will only be made when the Company is provided, if it so requests, with a doctor’s certificate, subject to confirmation by a doctor selected by the Company, as proof that the employee’s absence was due to legitimate non-occupational or occupational illness or injury. Under normal circumstances, a doctor’s certification will not be requested by the Company during the first three consecutive calendar days of the absence. However, certification may be requested by the Company for any or all of the first three days if the Company has reason to question the absence.

(d)	Payments will only be made when employees properly report their absence and the cause of their absence to the proper Company representative in a prompt manner.

(e)	Payments are applicable only for the normal workweek and normal workday. In case working hours of the plant are changed, it is understood that payment under the above schedule will be changed in direct proportion to the change in working hours.

(f)	It is recognized by the Union that the Company has a continuing interest in reducing absenteeism, no matter what the cause.

Section 4.  Administration of Plans

(a) Short Term Disability Plan

The administration of the Short Term Disability Plan and the payment of benefits under this plan shall be handled by the Company.

(b) Long Term Disability Plan

The administration of the Long Term Disability Plan and the payment of benefits under this Plan shall be handled directly by the Insurance Company, it being understood that a claimant whose benefits claim is denied may contest such denial with the Insurance Company but that he or she shall have no redress whatsoever against the Company. It is agreed, however, that in any case in which an employee claiming benefits under this Plan and desiring to file such claim with the Insurance Company becomes engaged in a non-medical factual dispute with the Company in connection with such claim (such as a disagreement over his or her earnings group, eligibility, employment status, amount of Company Service Credit or other non-medical factual question) such employee and the Union may process a grievance in accordance with the terms of this Contract. It is agreed, however, that any and all medical questions in dispute shall be determined solely by the Insurance Company, except as provided under the second paragraph of Section 2 of this Article. It is understood that the Company shall retain the right to select and arrange with an Insurance Company to provide certain benefits available under these Plans; and to replace the Insurance Company from time to time as it may deem appropriate.

Section 5.  Company Service Credit During Approved Non-occupational or Occupational Absences

An employee who is disabled and unable to work will receive Company Service Credit for the period of his Short Term Disability approved by the Company and/or the period of his Long Term Disability approved by the Insurance Company.

ARTICLE X
LEAVE OF ABSENCE

Section 1.  Leave of absence, without pay, up to fifteen (15) consecutive calendar days shall be granted upon presentation by an employee of evidence acceptable to the Company that such leave of absence is for a reasonable purpose, and provided further that such leave will not interfere with operations.

Section 2.

(a)	Upon written request to the Company made by the Union a reasonable period in advance, an employee certified by the Union to be a full-time Union official may be granted a leave of absence without pay to engage in work pertaining to the business of the Union. The number of employee’s granted such leaves of absence may not exceed six (6) per thousand (1000) employees at any time.

(b)	An employee certified by the Union to be a full-time Union official shall be granted not more than one (1) thirty (30) day leave of absence in any calendar year renewable only in increments of two (2) years if an official elects to accept a full-time assignment with the Union. Such leaves shall be granted only at such times as will not interfere with operations. The Company will give advance notice of the expiration of the long-term [two (2) years] leave.

(c)	An employee granted such leave of absence must return all security identification issued to him.

Section 3.

(a)	An employee who returns to work after a leave of absence as described in Sections 1 and 2 of this Article will be reinstated in the job classification group which he left and for which he is physically qualified provided he has more seniority than the least senior employee in said job classification.

(b)	Unless excused, an employee who does not return to work within five (5) days following the expiration of his leave of absence will be considered as having resigned voluntarily and will forfeit all of his seniority rights.

Section 4.  The Group Insurance of an employee will be continued in force during such authorized leave of absence in case and in such manner as the provisions of the Company Group Insurance contract permit, provided that he pays his share of the Group Insurance premium at least monthly in advance.

Section 5.  The Hospitalization and Surgical Plan Insurance of an employee will be continued in force during such authorized leave of absence in case and in such manner as the provisions of the Company Insurance Contract permit provided that he pays the full premium at least monthly in advance.

Section 6.  The Company will comply with the Family and Medical Leave Act of 1993.

ARTICLE XI
VACATIONS

Vacation eligibility is as follows:

(a)	An employee must complete one (1) year of Company Service Credit to obtain initial eligibility for two (2) weeks vacation. However, one (1) week of this initial vacation eligibility maybe taken after completing six (6) months of Company Service Credit.

(b)	During calendar years in which an employee completes from two (2) through four (4) years of Company Service Credit, he shall receive two (2) weeks of vacation.

(c)	During calendar years in which an employee completes from five (5) through nine (9) years of Company Service Credit, he shall receive three (3) weeks of vacation.

(d)	During calendar years in which an employee completes from ten (10) through nineteen (19) years of Company Service Credit, he shall receive four (4) weeks of vacation.

(e)	During calendar years in which an employee completes from twenty (20) through twenty-nine (29) years of Company Service Credit, he shall receive five (5) weeks of vacation.

(f)	During calendar years in which an employee completes thirty (30) or more years of Company Service Credit, he shall receive six (6) weeks of vacation.

(g)	The Vacation Plan shall be administered in accordance with the vacation regulations contained in Appendix D, attached hereto and made a part hereof.

ARTICLE XII
SENIORITY

Section 1.  Definitions:

(a)	A vacancy is said to exist in a job classification when there is a need for a permanent replacement or addition.

(b)	An employee is said to be laid off when he leaves a job classification because of a reduction in force.

(c)	The recall listing is defined as that list on which an employee will be placed at the time he is laid off from a job classification.

(d)	For recall purposes, an employee will be placed on the recall list of the job classification from which he was laid off, or if he so elects in writing to the Company his base job classification, or any other job classification from which he has been laid off in which he has been for at least four (4) years.

(e)	An employee’s base job classification group is that group into which he is hired.

Section 2

(a)	Plant seniority is based on the total length of service of an employee. The seniority of each employee is his relative position with respect to other employees.

(b)	Group seniority is administered within the job classification groups outlined in Appendix C.

(c)	A new employee shall be considered a probationary employee for the first sixty (60) days worked and at the end of that period, if he is retained, his name will be placed on the Seniority List and his seniority shall date from the date of hire. A probationary employee shall be subject to layoff, discipline, or discharge at the sole discretion of the Company.

(d)	An employee will lose his seniority when he is discharged, when he resigns, or when he is on the recall listing and declines or fails to report within five (5) days or makes satisfactory arrangements when offered employment in job classification from which he was laid off except that an employee who is on the payroll in another job in the bargaining unit when recalled, will lose only his recall rights to the job to which he is recalled when he does not respond to the recall.

(e)	An employee or a former employee who is on the recall listing shall continue to accumulate seniority while off the payroll only up until four (4) years from his layoff date. If a former employee is not recalled within four (4) years from the date of layoff he will cease to have seniority. An employee who is not recalled within four (4) years from the date of layoff will lose only his recall rights.

(f)	Employees will retain and accumulate seniority during periods of excused absence or leave of absence.

(g)	(1)	When an employee enters a job classification group by transfer from another group, he will acquire group seniority in the group which he has entered only after he has been in such group one (1) year. Such group seniority shall then date back to his date of entry into the group. The seniority which he has accumulated in his base job classification group shall remain in that group as group seniority. Should such employee become subject to layoff in the new group he may elect to return to his base job classification group with all the seniority he retains in his base job classification group plus seniority, which he has accumulated in any other groups. As between employees in a job classification who have not yet acquired group seniority, total plant seniority will prevail in a case of a layoff.

(2)	If an employee is laid off from one job classification and accepts a transfer to another classification, his standing in the new job classification will not be affected by later layoffs in his previous job classification. Any job that an employee takes when there is a layoff in his job classification, in which he is involved to avoid termination, will not be considered a voluntary transfer.

(3)	If more than one (1) employee is transferred into a new job classification on the same day they will be placed on the seniority list in the new job classification according to their bargaining unit seniority.

(4)	Employees, other than those referred to in Section 4 (d) below and Trainees, who voluntarily transfer into a job classification, and, if before they have obtained seniority right in said job classification a layoff occurs in his previous job classification, he shall be subject to layoff as though he were still in his previous job classification.

Section 3

(a)	When a reduction in force is to be made in any job classification within a job classification group, the employee having the least amount of group seniority in the job classification shall be the first to be laid off. Any employee thus scheduled to be laid off may displace, if he so desires:

The least senior (group) employee in an equal or lower-rated job classification in the same job classification group whose work he has the skill and qualifications to perform.

(b)	When a reduction in force is to be made in any job classification, the following employee in that job classification group may be retained irrespective of seniority.

A physically handicapped employee who by reason of occupational injury while employed by the Company merits special consideration.

(c)	In the event of a layoff the Union will be notified prior to the layoff and will be given a list of names of employees who are to be laid off as far in advance as possible. Also, at the time the list is being typed, the Union President will be notified.

Section 4.

(a)	When a vacancy exists the job will be offered to employees laid off from the job classification in the following order:

(1)	To qualified employees who are still in the job classification group.

(2)	To qualified employees with seniority in the job classification group, who are on the recall listing in the order of their seniority.

(b)	If the vacancy has not been filled by the procedure outlined above or by promotion from within the job classification group, consideration will be given to senior qualified employees in lower rated job classifications who make application for such vacancies within ten (10) calendar days following posting of such vacancies.

(c)	A list of vacancies will be posted on the bulletin boards specifying job titles, general qualifications, rates of pay, and hours of work. Qualified employees in lower rated jobs within the plant may make application for such vacancies within ten (10) calendar days following such posting. An employee interested in bidding may request an appropriate job bid form from his manager who will assist him in submitting his bid to the Employment Office for evaluation. The Union will receive a list of all job bids, which are accepted or rejected. When an employee is selected and accepts a job bid and the employee is not released within thirty (30) calendar days from the date of his acceptance, the bidder will then be reclassified, paid the new rate, and given a new seniority date. However, in no case shall a new hire be placed on the seniority list ahead of a successful bidder or a non-union employee who has expressed interest in that particular job bid and has been selected for the job.

(d)	An employee selected to fill a new job or vacancy will be given reasonable time, not more than twelve (12) weeks, with proper instructions, to learn the job before final decision is made of his ability to handle the job.

(e)	If it develops before the end of the twelve (12) week period that he is not capable of handling the new job, he shall be entitled to return to his former job with his former status.

(f)	If none of the above employees are qualified or available, the Company may fill the job as it sees fit.

Section 5.

(a)	Employees who transfer out of the bargaining unit after the effective date of this contract cease to have any bargaining unit seniority thirty (30) calendar days after such transfer. If such employee so wishes, he may return to the bargaining unit within this thirty (30) day period without loss of seniority.

(b)	Individuals who, as of July 31, 1979, had past accumulated seniority rights under Article XII, Section 5 of the collective bargaining agreement in effect on that date will be permitted to indicate in writing a desire to retain those rights for a nine (9) month period beginning August 24, 1979. Individuals who do not signify such a desire in writing will cease to have any seniority as of September 24, 1979. Those employees who do retain rights for the nine (9) month period mentioned above, will cease to have such rights as of May 24, 1980. A list of individuals retaining such seniority after September 24 will be provided the Union.

Section 6.

(a)	The Company and Union will establish a recall listing of laid off employees.

(b)	The Company and Union will establish seniority listings (Group and Bargaining Unit) showing the name of all employees in the order of their seniority ranking in the various classifications in the job classification groups in which the employee holds seniority.

(c)	The Company will maintain the two (2) listings and give the Union forty-five (45) copies of each listing for their sole and exclusive use within forty-five (45) days after the effective date of this contract, and a list of revisions each three (3) months thereafter. No changes in these two (2) listings may be made except by mutual agreement between the Company and the Union.

Section 7.

(a)	Transfers will not be made for the specific purpose of discriminating against an employee.

(b)	Work normally associated with one classification in this Plant will not be transferred permanently to another classification in this Plant. When he requests, a Union representative will be informed as to whether transfer of work is temporary or permanent. In no case will the transfer of work deny the use of the recall list for a period longer than thirty (30) calendar days. All work normally associated with a classification will be returned to the rightful classification before layoff occurs in that classification. The time a job has been performed on an out-of-classification basis will not be used exclusively in making a determination into which classification the work belongs in case of a layoff.

ARTICLE XIII
GRIEVANCE PROCEDURE

Section 1.

(a)	The Company will recognize the following number of properly certified Union representatives in the Plant for the purpose of representing employees in the manner as specified in this Grievance Procedure:

Three (3) Committee persons, one (1) from each of the three (3) recognized Divisions of the Plant as shown in Appendix B who, with the local President as Chairperson, shall constitute the Grievance Committee.

Twenty-four (24) Stewards, from the twenty-four (24) recognized Districts are shown in Appendix B.

(b)	Employees thus duly certified and recognized as Union representatives shall report to and obtain permission from their first-line manager whenever it becomes necessary to leave their work for the line manager of their intended destination and itinerary and shall report back to their first-line manager at the time they return to work. Upon request, certified Union representatives may be granted use of the telephone at reasonable times to handle grievances within their respective Districts or Divisions. Certified Union representatives may be excused for reasonable periods from their work without loss of pay when handling grievances or disputes in the appropriate steps of this Grievance Procedure. The Local Union President, or his designated representative, may be excused for reasonable periods from work without loss of pay when handling grievances in the Third Step of this Grievance Procedure. Permission to leave work as referred to above will be granted provided such absences do not conflict with the efficient operation of the plant.

Section 2.

First Step: An employee may allege a grievance under the terms of this contract and present such grievance to his first-line manager with or without his Union Steward. In such case every effort will be made to provide a Steward as soon as reasonably possible unless near the end of the shift time will not permit. Unless settlement is reached within four (4) days (the Steward will receive the answer), such grievance may be presented by the Stewards in writing to the first-line manager on an appropriate form within the next seven (7) days. The first-line manager shall give his decision in writing to the Steward within two (2) days of presentation.

Second Step: A grievance not settled satisfactorily in the First Step may be appealed by the Division Committee person with a copy of the written grievance and a written statement of the reasons for the appeal to the Human Resources Department.

On Wednesday at 2:00 p.m. the Human Resources Generalist or his designated representative will hear any accumulated grievances appealed in writing to this Step at least twenty-four (24) hours prior to the meeting. The Human Resources Generalist will consider such grievances and give written answer within four (4) days. This meeting may be attended by other Company representatives, including the immediate first-line manager of the employee, the Steward, and the Committeeperson from the respective District and Division wherein the grievance originated.

Grievances arising out of discharge or disciplinary suspension may be initiated at this Second Step and heard at any reasonable time after an employee has protested the action to his immediate first-line manager and has failed to secure a satisfactory settlement. When an employee is called into a discussion which may result in disciplinary documentation including reprimand, suspension or being sent home, he will be provided Union representation if he so requests. A copy of the First-line Manager’s Report prepared will be furnished to the Union.

Third Step: Grievances not settled satisfactorily in the Second Step may be appealed by the Chairperson of the Grievance Committee or his designated employee representative to the General Manager or his designated representative through the Human Resources Department with a brief written statement of the reasons for the appeal.

On Monday at 2:00 p.m., the General Manager, or his designated representative, will meet with the Grievance Committee if there are any accumulated grievances appealed in writing to this Step at least twenty-four (24) hours prior to the meeting. Grievances will be answered in writing within ten (10) days.

In addition to the aggrieved employee, and the Steward from the District, who may be present if he chooses, other Company representatives, International Representatives of the Union, and the Local Union President, or his designated representative may also attend the meeting, provided they have security clearance from the Governmental Agency having jurisdiction if that Agency feels that such clearance is necessary.

Section 3. The answer of the Company in the Third Step shall be final and binding on the last day it is due unless the grievance is withdrawn prior to that date or is appealed to arbitration.

Section 4. Any grievances not taken up with the employee’s immediate first-line manager within fifteen (15) days, exclusive of days of excused absence, after knowledge of the occurrence from which the grievance arose cannot thereafter be processed through the Grievance Procedure. A grievance will be considered withdrawn if the decision of the Company is not appealed to the next higher step in the above procedure within five (5) days after a decision has been rendered by the Company except that appeal to the Third Step may be made within ten (10) days. If the Company fails to answer a grievance within the specified time limits of this procedure, the Union’s appeal will automatically progress to the next step of the Grievance Procedure.

Section 5. Every reasonable effort shall be made to settle grievances promptly. In the calculation of time limits under the Grievance and Arbitration Procedure, Saturdays, Sundays, and Holidays are excluded.

Section 6. The Union shall notify the Company in writing promptly of the appointment or election of all Stewards, Committeepersons and officers. Whenever a regular certified Union representative is absent from his job for any length of time, the Union may, if it feels it is necessary, appoint an assistant Steward or Committeeperson in place of the regular Steward or Committeeperson and shall notify the Company in writing in advance.

This appointee shall act in this capacity when the regular Steward or Committeeperson is not working and until the Company is notified by the Union that the appointment is canceled.

Section 7. All settlements of disputes or grievances will not vary the terms of the Contract.

Any oral settlements will be non-precedent setting.

ARTICLE XIV
ARBITRATION

Section 1. If a grievance is not satisfactorily settled by the procedure outlined in Article XIII, the grievance may be submitted to arbitration if it involves the interpretation or application of the contract.

Section 2.

(a)	Within fifteen (15) days or on the day after the next monthly Union meeting whichever is later, after the decision rendered by the Company in the Third Step of the Grievance Procedure either party desiring to arbitrate a matter may request the Director of the Federal Mediation and Conciliation Service to submit the names of seven (7) arbitrators. Upon refusal of either party to join in such a request the other party may make the request. The Union and the Company shall alternately strike a name from the list (the first to strike shall be determined by lot) until the name of one individual remains. The decision of the arbitrator shall be rendered on the interpretation and application of the contract solely as it applies to the matter before him and shall not add to, disregard or modify any of the provisions of this contract. Such decision shall be final and binding on both parties.

(b)	Any grievance which has not been assigned to and accepted by an arbitrator within two (2) years after the date of appeal to arbitration will be considered withdrawn by mutual consent on a no precedent basis.

(c)	The current backlog of grievances will be worked independently of new grievances. Any grievances not resolved and not scheduled for arbitration within two (2) years following the effective date of this Contract will result in the grievances being withdrawn by mutual consent without precedent. This provision will remain in effect for two years following the effective date of this contract; thereafter, it will be deleted and shall not be a part of this collective bargaining agreement.

Section 3. The expense and compensation of the arbitrator shall be borne by and divided equally between the Union and the Company. Where the arbitration proceedings involve discussion of classified information, the arbitrator shall be cleared by the Government Agency having jurisdiction if the Agency feels that such clearance is required. Up to two (2) arbitration cases may be arbitrated at one time using the same Arbitrator.

Section 4. In any proceedings under this Article the Company will make every reasonable effort to release from work employees needed as witnesses.

Section 5. Arbitration cases will be requested to be heard within ninety (90) days after an arbitrator has been selected. It is agreed that the parties will jointly request the rendering of a decision within thirty (30) days after briefs have been file.

ARTICLE XV
MISCELLANEOUS

Section 1.
(a)	Non-bargaining unit personnel shall not do bargaining unit work normally performed exclusively by the bargaining unit. This does not prevent such Non-bargaining unit personnel from performing necessary functions such as instruction or assistance to employees, provided the assistance rendered does not displace the person doing the work or from operating equipment or processes in emergencies or for experimental purposes.

(b)	Scientific research personnel may perform manual work to further their research provided that such work does not deprive an employee of his job.

Section 2. A joint Labor-Management Safety Advisory Committee consisting of six (6) members, three (3) to be selected by the Company and three (3) selected by the Union, will be established to make recommendations for improvements in the safety and accident prevention program.

The Company will see that the Committee is provided adequate information concerning accident investigation reports and recommendations for accident prevention actions, to enable the members to make knowledgeable recommendations for the disposition of proposed safety actions.

The Company will also, on request, make arrangements for the Committee to visit the scene of any disabling or other serious accident so that they may have a better understanding of its cause. In the same manner, the Company will arrange for a designated member of the Committee to see firsthand, conditions in the Plant, which are alleged by an employee to be unsafe and/or detrimental to health. If an accident investigation committee is formed to investigate an accident involving a Bargaining Unit employee, the Union will designate as the Union’s representative a Bargaining Unit employee who normally works in the area in which the accident occurred.

Company will discuss the results of the accident investigation of any disabling or other serious accident with the Committee within three (3) days of completion of the investigation. Accidents of less severity will be discussed at the next joint advisory committee meeting.

The Company will pay three (3) delegates selected by the Union to attend the Governor’s Health and Safety Conference. A maximum of eight (8) hours straight-time pay will be allowed for each of the three (3) days.

Meetings will be held as determined by the Committee, at least monthly, and matters considered by the Committee will be recorded by minutes of the meetings.

Section 3.
(a)	The Company will continue to make provisions for the safety and health of employees while at work.

(b)	On an annual basis starting January 1, 1997, the Company will pay employees a $200.00 safety related equipment (safety shoes) allowance less any required taxes. Employees will be paid the allowance in January of each year. Employees who are required to wear safety shoes are required to maintain a serviceable pair of safety shoes to wear on plant site.

     If an employee’s safety shoes become unserviceable, as determined by the company, due to contamination or damage due to a job-related incident, the company will purchase replacement safety shoes if the employee provides a receipt showing that safety shoes were purchased that year. If the employee chooses to purchase the replacement safety shoes themselves, they must meet the above requirement and provide a receipt for the replacement shoes before being reimbursed.

Section 4. Company Service Credit will be determined in accordance with Company Service Credit Rules as set forth in Appendix E.

Section 5. The Union shall be permitted to use a sufficient number of designated Company bulletin boards for posting notices and announcements of official business. All such notices and announcements shall be submitted to the Company for approval and posting.

Section 6. Personal absences without pay will be administered in accordance with the provisions set out in Appendix F.

Section 7. There shall be no discrimination because of race, color, creed, national origin or sex. Nor will there be discrimination against any employee because he is handicapped, a disabled veteran or a veteran of the Vietnam era as these terms are used in applicable federal statutes, including the Americans with Disabilities Act.

Section 8. The Company agrees to make coveralls available to all members of the bargaining unit who wish to wear them while at work. Thermal underwear will be made available to all members of the Bargaining Unit who may be required to do extensive outside work [two (2) hours or more per day] during the winter months. Insulated coveralls and gloves will be issued upon approval of appropriate first-line manager.

Section 9. Reprimands antedating a period of twelve (12) months on the active payroll, during which time no reprimand has been received, will be removed from the employee’s record. Suspensions antedating a period of twenty-four (24) months on the active payroll, during which time no reprimand has been received, will be removed from the employee’s record.

Section 10. Employees who are telephoned while at home and requested to provide information about plant operations will be paid an inconvenience allowance equal to the employee’s straight time hourly rate for the duration of the telephone call, but in no event less than one tenth of one hour. This payment shall not be counted as hours of work in the computation of overtime or premium pay.

Section 11. During January of each calendar year, starting 2002, the company will pay $900 to each qualified E-Squad member who had attended both the mandatory training sessions in the prior calendar year.

Section 12. A twenty-five (25) cent per hour premium will be paid for all Truck Drivers who have a CDL.

Section 13.

(a)	An employee will be released from work and paid straight time wages for the hours 7:00 a.m. to 11:00 a.m. each Monday through Friday while performing the duties of Benefit Representative.

(b)	An employee, other than the Benefit Representative, will be released from work and paid straight time wages for the hours 11:30 a.m. to 3:30 p.m. each Monday through Friday while performing the duties of ES&H Representative.

ARTICLE XVI
EDUCATIONAL ASSISTANCE PROGRAM

Company will provide financial assistance up to one hundred (100) percent of the cost of tuition, laboratory fees, and required text books to employees who while still actively employed and outside their regular working hours satisfactorily complete qualified courses of study related to bargaining unit work in recognized schools or colleges. Applications must be filed and approved prior to starting of course. An employee who is receiving Government financial assistance for education is not eligible for a refund under this program.

ARTICLE XVII
TERM OF CONTRACT

Section 1. The Company agrees that if during the life of this Agreement it discontinues operations, sells, leases, transfers or assigns the operations covered by this Agreement, it shall inform the purchaser, lessee, transferee or assignees of the exact terms of this Agreement and shall make the sale, lease, transfer, or assignment conditional upon the purchaser, lessee, transferee, or assignee, assuming all the obligations of the Agreement until its expiration date and treating the affected employees of the Bargaining Unit in accordance with the terms of this Agreement.

Section 2. This contract shall become effective as of 7:00 a.m. July 31, 2001 and shall continue in effect until 7:00 a.m., January 31, 2003, and shall automatically be renewed thereafter from year to year unless either party notifies the other in writing sixty (60) days prior to the expiration date that it desires to terminate or modify the provisions of this contract.

IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed by its duly authorized representatives on this the 26th day of November, 2001.

PAPER, ALLIED-INDUSTRIAL, CHEMICAL
AND ENERGY WORKERS
INTERNATIONAL UNION, AFL-CIO

BY:	/s/ J. D. Wilson

PAPER, ALLIED-INDUSTRIAL, CHEMICAL
AND ENERGY WORKERS
LOCAL 5-550

BY:	/s/ D. J. Steele
/s/ M. L. Pullen /s/ W. R. Cossler /s/ J. T. Cooper /s/ W. J. Moore /s/ T. A. Walker /s/ C. L. Owens

UNITED STATES ENRICHMENT CORPORATION
PADUCAH GASEOUS DIFFUSION PLANT

BY:	/s/ W. E. Thompson /s/ W. K. Harrison /s/ S. P. Jones /s/ C. D. Harrall /s/ D. E. Page

APPENDIX A
TABLE 1A, WAGE SCHEDULE
EFFECTIVE JULY 31, 2001

Group	Start	3 Mos.	6 Mos.	9 Mos.	12 Mos.	15 Mos.	18 Mos.
01	13.27	13.98	14.66	15.33	16.00
02	13.55	14.23	14.91	15.61	16.31
03	13.79	14.53	15.24	15.96	16.68
04	14.01	14.77	15.51	16.26	17.00
05	14.91	15.68	16.41	17.16	17.90
06	14.53	15.33	16.07	16.83	17.58
07	17.12	18.00	18.73	19.71	20.55
08	15.13	15.91	16.67	17.42	18.16
09	15.45	16.22	16.99	17.73	18.48
10	14.89	15.65	16.42	17.19	17.96
11	16.75	17.53	18.30	19.06	19.81
13	18.31	19.00	19.71	20.48	21.27
14	14.24	15.04	15.78	16.52	17.24
23	17.49	17.49	18.67
24	17.80	17.80	19.01
26	20.00	21.32	22.76
28	20.00	21.32	22.76
30	18.68	19.36	20.07	20.84	21.65	22.17	22.76

APPENDIX A
TABLE 1B, WAGE SCHEDULE
EFFECTIVE JULY 31, 2002

Group	Start	3 Mos.	6 Mos.	9 Mos.	12 Mos.	15 Mos.	18 Mos.
01	13.72	14.45	15.16	15.85	16.54
02	14.01	14.71	15.42	16.14	16.86
03	14.26	15.02	15.75	16.51	17.25
04	14.49	15.27	16.03	16.81	17.58
05	15.42	16.22	16.97	17.74	18.51
06	15.02	15.85	16.61	17.40	18.17
07	17.70	18.61	19.37	20.38	21.25
08	15.65	16.45	17.24	18.01	18.78
09	15.98	16.78	17.57	18.33	19.11
10	15.40	16.18	16.98	17.78	18.57
11	17.32	18.13	18.93	19.71	20.49
13	18.94	19.65	20.38	21.17	21.99
14	14.72	15.55	16.31	17.08	17.83
23	18.09	18.09	19.30
24	18.41	18.41	19.66
26	20.68	22.04	23.53
28	20.68	22.04	23.53
30	19.31	20.02	20.75	21.55	22.39	22.93	23.53

GENERAL PROVISIONS

(a)	Employees are given consideration for scheduled rate increases to their respective job rates upon completion of each of the periods of continuous service outlined in the Wage Schedule set forth in the above Appendix A.

(b)	Such rate increases are granted on a periodic merit progression basis in accordance with Appendix A, counting from the date of placement in the classification, and are granted only if the workmanship and ability of the employee have been satisfactory.

(c)	If a scheduled merit progression increase is not granted, the immediate first-line manager of the employee thus affected will notify the employee in writing of the reason for such rejection and if the employee feels such action is unjust he may file a grievance. The first-line manager may originate such increase at any time thereafter when the workmanship and ability of the employee warrant. Future consideration for advancement within the merit progression scale will be given at each period as per Appendix A thereafter until he reaches the job rate.

(d)	An employee who is promoted will receive the starting rate for the new job but in no case less than a ten (10) cent increase provided such increase is not in excess of the job rate. If the starting rate for the new job amounts to less than a ten (10) cent increase, the employee will receive the next higher rate in the progression schedule for the new job and his rate will be considered at each period as per Appendix A beginning on the effective date of promotion until he reaches the job rate.

(e)	An employee who is reduced from one job classification to another will assume the rate in the lower rate progression schedule to which his total length of such related work experience entitles him.

(f)	Approved rate changes will become effective on the eligibility date.

(g)	An employee who is displaced from a job classification and is thereafter restored with seniority to that classification will assume a position in the progression schedule corresponding to his position at the time he was displaced.

(h)	An employee with at least twelve (12) months of Company Service Credit who has topped out in his present job and who bids successfully into the 14 Trainee job will be placed at the six (6) month progression step of the 14 rate group.

(i)	The probationary period referred to in Article XII, Section 2(c) will be changed to one hundred twenty (120) days worked for new employees entering the trainee classifications for operator, instrument mechanic, maintenance mechanic, and electrical mechanic.

TABLE II
JOB CLASSIFICATION LISTING

Job Classification	Rate Group

Carpenter 1st Class	26
Carpenter 2nd Class	23
Chauffeur	03
Converter Assembler	09
Electrical Mechanic 1st Class	28
Electrical Mechanic 2nd Class	24
Fire Fighter-EMT	07

Garage Mechanic 1st Class	26
Heavy Equipment Mechanic 1st Class	26
Heavy Equipment Operator	26
Instrument Mechanic 1st Class	28
Instrument Mechanic 2nd Class	24
Janitor	01
Laborer	01
Line Worker	28
Locksmith	26
Lubricator	06
Machinist 1st Class	28
Machinist 2nd Class	24
Maintenance Mechanic 1st Class	26
Maintenance Mechanic 2nd Class	24
Material Handler	11
Operator	30
Operator B	13
Painter 1st Class	26
Painter 2nd Class	23
Protective Clothing and Equipment Processor	05
Refrigeration Mechanic	26
Sheet Metal Worker 1st Class	26
Trainee	14
Truck Driver	10
Window Washer	02

APPENDIX B

The following Plant Committee Divisions and Steward Districts are recognized for the purpose of Union Representation in the plant in accordance with Article XIII.

Steward
District	Operations

1	Cascade Operations	A Shift
2	Cascade Operations	B Shift
3	Cascade Operations	C Shift
4	Cascade Operations	D Shift
5	Cascade, Power, Utilities	Days
6	Chemical Operations	Days
7	Chemical Operations	A Shift
8	Chemical Operations	B Shift
9	Chemical Operations	C Shift
10	Chemical Operations	D Shift
26	Waste Management
27	Fire Fighter-EMT

General Maintenance

12	Maintenance	A Shift
13	Maintenance	B Shift
14	Maintenance	C Shift
15	Maintenance	D Shift
16	Instrument Maintenance
17	Electrical Maintenance
18	Maintenance Shop	Days
19	Maintenance — Plant Services
22	Process Maintenance	Days
23	C-400, C-411
24	Machine Shop Materials, Industrial Relations, Roads and Grounds and Others

Material Handler
11	Janitor and Laborer
20	Roads and Grounds
21	Protective Clothing and
25	Equipment Processor

APPENDIX C

The Seniority Provisions of this contract as set forth in Article XII shall be administered by the following job classification groups.

Group	Job Classification	Rate Group

1	Maintenance Mechanic 1/C Maintenance Mechanic 2/C Trainee	26 24 14
2	Refrigeration Mechanic	26
3	Machinist l/C Machinist 2/C Trainee	28 24 14
4	Sheet Metal Worker l/C	26
5	Carpenter l/C Carpenter 2/C Trainee Locksmith	26 23 14 26
6	Painter l/C Painter 2/C Trainee	26 23 14
7	Heavy Equipment Mechanic l/C Garage Mechanic l/C	26 26
8	Heavy Equipment Operator	26
9	Converter Assembler	09
10	Truck Driver	10
11	Instrument Mechanic l/C Instrument Mechanic 2/C Trainee	28 24 14
12	Electrical Mechanic l/C Line Worker Electrical Mechanic 2/C Trainee	28 28 24 14
13	Operator Operator B Trainee	30 13 14
14	Fire Fighter-EMT	07
15	Material Handler	11

16	Chauffeur	03
17	Lubricator	06
18	Laborer Janitor	01 01
19	Protective Clothing and Equipment Processor	05
20	Window Washer	02

APPENDIX D
VACATION REGULATIONS

The following regulations govern the application of the vacation provisions as set forth in Article XI of the Contract:

(a)	The vacation provisions are not applicable to part-time, intermittent, or temporary employees.

(b)	The vacation season will be for the full calendar year. The number of employees who are on either whole weeks or fragmented vacation days at the same time may be limited to no less than fifteen (15) percent of the employees on the vacation lists. KEA, Thanksgiving, and Christmas weeks will be considered special weeks during which up to twenty (20) percent of the employees on the vacation lists may schedule vacation.

(c)	Vacations are scheduled by supervision during the established vacation season. Vacation preference will be exercised during the vacation season within a vacation group within a job classification group. Preference as to dates is based upon seniority. Such preference can be exercised only once in a calendar year. Preference for a split vacation may only be exercised for one part at a time with preference for the remaining parts being exercised in the same seniority order. The employee shall make an election during the time he exercises his vacation preference as to any carry-forward or any pay-in-lieu of vacation option for which he is eligible. Such elected option will be irrevocable for the calendar year for which it is made unless the Company and the employee otherwise mutually agree.

(d)	An employee must complete the full minimum Company Service Credit noted in Article XI before he is eligible for a vacation or vacation pay.

(e)	Vacation payments will be calculated on the basis of an employee’s straight-time hourly rate, plus any applicable shift differential, in effect at the time he goes on vacation, multiplied by the number of hours in his normal workweek. However, the amount paid to an employee in lieu of vacation or vacation carried forward shall be his straight-time hourly rate in effect at the time he receives such pay, multiplied by the number of hours in his normal workweek.

(f)	If an employee who has completed the minimum eligibility requirements for a vacation retires, resigns, is laid off, is discharged, or dies, he, or his survivors, will be paid for any vacation in the current year which has not been taken.

(g)	Only one (1) vacation will be allowed an employee in any one (1) calendar year.

(h)	The minimum portion of a vacation that may be taken at any one time is one (1) week except for specifically fragmented vacations as hereinafter provided:

(1)	Vacations will be scheduled in accordance with the normal procedure. Employees may take vacation in portions of one (1) or more whole days in accordance with their current year’s vacation eligibility as follows: Employees may take up to one (1) week of this vacation in portions of one (1) or more whole days. Employees eligible for three (3) weeks of vacation may fragment two (2) weeks. Employees eligible for four (4) weeks of vacation may fragment three (3) weeks. Effective January 1, 1991, an employee eligible for five (5) or six (6) weeks of vacation may fragment four (4) weeks. When first making such request, the employee must designate which pre-scheduled week or weeks are to be fragmented; and these may not subsequently be changed — that is, any remaining vacation days must be executed during the pre-scheduled week except for whole days which may be carried forward under Paragraph (s) of this Article. The employee’s request for one or more days of vacation must be made with reasonable advance notice.

(2)	The first-line manager will have absolute discretion to approve or disapprove such requests, and his decisions will not be subject to challenge in the Grievance Procedure or Arbitration. Such requests will not be granted if in the opinion of the Company it will be necessary to provide relief at premium or overtime rates beyond the limitations provided for in Paragraph (b) above.

(3)	Up to five (5) days of an employee’s vacation entitlement may be taken in one-half (1/2) day increments subject to all provisions of Appendix D, Section (h)

(i)	An employee who has completed the minimum eligibility requirements and is recalled following a layoff for reduction in force will be required to work for six (6) months following his reemployment before he is again eligible for a vacation. Such vacation cannot be taken until the following year if it would otherwise result in a duplication of the current year’s vacation.

(j)	Absence of an employee immediately preceding or following his vacation may not be excused for any reason except unavoidable circumstances.

(k)	Vacations for which an employee is eligible will not be affected by a disability absence except that if an employee is absent for an entire calendar year no vacation will be granted in such year.

(l)	An employee who takes a leave of absence will be treated for vacation purposes in the same manner as if he were terminated as of his last day worked. If the leave does not extend into another calendar year, however, the employee may be permitted to postpone any current year vacation due until after his return to work.

(m)	Except as provided for under the carry-forward option in Paragraph (s), an employee may not postpone his vacation to the following year.

(n)	Except as provided for under Pay-in-Lieu of Vacation Option in Paragraph (r), it is the intention to arrange vacation time off whenever possible rather than to grant pay-in-lieu of such time off.

(o)	If the designated holiday occurs during an employee’s vacation and that employee would otherwise have been scheduled to work on that day had it not been a holiday, such employee shall receive eight (8) hours of pay at straight time in addition to his vacation.

(p)	An employee who completes his first year of Company Service Credit for a vacation with pay as set forth in the Vacation Plan shall have a vested right to that vacation on the day he completes one year of Company Service Credit.

(q)	An employee’s election of either Option (r) or (s) below does not disqualify him from electing the other Option applicable to the remaining weeks of Current Year Vacation to which he is entitled. He cannot, of course, duplicate or pyramid benefits by electing both options for the same week(s).

(r)	Pay-in-Lieu of Vacation (PLV) Option

(1)	During calendar years in which an employee completes ten (10) through twenty-nine (29) years of Company Service Credit, the employee has the option of electing one (1) full week of pay-in-lieu of vacation.

(2)	During calendar years in which an employee completes thirty (30) or more years of Company Service Credit, the employee has the option of electing one (1) or two (2) full weeks of pay-in-lieu of vacation.

(3)	Pay-in-lieu of vacation will be paid concurrently with any full week(s) of Current Year Vacation the employee chooses but shall not be divided into units of less than one (1) week.

(4)	Pay-in-lieu of vacation shall not be used in the calculation of compensation for other benefit plan purposes or any overtime or other premium payments.

(s)	Carry-Forward Option

(1)	An employee with ten (10) or more years of Company Service Credit may carry forward to a succeeding year up to two (2) weeks of his Current Year Vacation. It is understood that any carry-forward vacation must be taken in full week increments.

(2)	The maximum amount of carried-forward vacation which an employee may have to his credit at any time shall be six (6) weeks. Also, the maximum vacation taken in any calendar year shall be twelve (12) weeks.

(3)	Vacation time carried forward is not subject to payment in lieu of vacation except upon the employee’s termination.

(t)	Starting with calendar year 1997, the Company shall designate two days each calendar year on which mandatory E-Squad training will be conducted. The Company will notify E-Squad members of these dates in January of each calendar year. E-Squad members shall not take whole day or partial day vacation on either of the two days designated for E-Squad training.

An employee with one (1) or more years of Company Service Credit who is on the payroll of the Company on December 31 of the year prior to the calendar year in which he is entitled to a vacation with pay as set forth in the Vacation Plan shall have a vested right on that day to such vacation for the following year. An employee is considered to be on the payroll of the Company unless he has previously been terminated or has otherwise ceased active work and is not expected to return to work because of disability or some other reason.

APPENDIX E
COMPANY SERVICE CREDIT RULES

Company Service Credit is based upon employment by United States Enrichment Corporation and by any Subsidiary Company of the Corporation. Company Service Credit will be determined under the following rules:

(a)	In case an employee receives wages from some Subsidiary of United States Enrichment Corporation without interruption, his Company Service Credit begins as of the date such wages become effective.

(b)	In case an employee is laid off by the Company on account of reduction in force and through no fault of his own.

(1)	If such layoff continues not more than four (4) consecutive years, Company Service Credit will be given for service prior to such layoff.

(2)	If such layoff continues more than four (4) years, no Company Service Credit will be given for service prior to such layoff.

(c)	In case of absence or absence with leave for a reason other than disability, which is authorized by the local management, employment will be considered as continuous without any deduction if it does not exceed three (3) months. However, in case such absence does exceed three (3) months, the period of absence in excess of three (3) months will not be considered as Company Service unless otherwise authorized by the local management. If an employee who is thus absent fails to return to work when able to do so and at the time designated by the Company, he will be considered as voluntarily terminating his employment and his Company Service Credit shall end as of the date on which such absence commenced.

(d)	In case of rehire subsequent to voluntary termination of employment, credit will be given for service only since last date of rehire by the Company unless such employee was rehired within three (3) months after his voluntary termination, and the local management deems it to be in the interest of the Company to authorize credit for service prior to such voluntary termination.

(e)	In case of rehire or reinstatement subsequent to discharge for cause or resignation at the Company’s request, credit will be given for service only since last date of rehire or reinstatement by the Company, unless otherwise authorized by the local management.

(f)	An employee on the active payroll January 1, 1973, or rehired thereafter, who had been credited with Continuous Service Credit for one or more periods of prior employment but who had lost such credit because of (a) a layoff lasting for more than four (4) years, or (b) termination for any other cause, will have such prior Continuous Service Credit restored upon completing a total of two (2) years of currently accredited Continuous Service Credit following reemployment.

APPENDIX F
PERSONAL ABSENCE WITHOUT PAY

Employees will be granted time off without pay when the workload permits, as follows:

(a)	Sickness in the immediate family (time necessary to arrange for the care of the patient only and not to include nursing or attending to the needs of the patient as such by the employee).

(b)	Minimum time necessary to attend a marriage in the immediate family not to exceed three (3) days.

(c)	Minimum time to attend the marriage of a close friend or relative when employee is participating in ceremony such as best man or usher not to exceed three (3) days.

(d)	Minimum time necessary to attend the funeral of a close friend or relative not to exceed three (3) days.

(e)	Minimum time necessary for settlement of estates, to serve as witness when subpoenaed in court, dental work, legal closing of purchase or sale of the employee’s personal residence, financial or legal transactions with Government officials on personal, not business matters, where personal attendance is required with the understanding that the specific time off is beyond the control of the employee.

(f)	Minimum time necessary to attend graduation of a son or daughter from school at the junior high school level or beyond.

(g)	Minimum time necessary to attend to duties in key meetings as a voting delegate to the Credit Union, as a member of a local governmental body or as a Community Chest Director.

(h)	Problems of a personal nature that are considered to be too sensitive to discuss with first-line manager may be referred to the Medical Director for a decision.

On items of equal importance necessary time off will be granted without pay by informing his first-line manager and giving the nature of the item, the time, the place and the approximate time necessary.

No time will be granted to conduct another business or occupation or avocation or to attend conventions or meetings or to attend to matters that can be handled reasonably outside working hours.

The Company agrees to meet with the Union Committee when either party feels that there is a need to discuss the personal absence policy.

PENSION, GROUP INSURANCE AND
DENTAL AGREEMENT
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

This Agreement, relating to a pension plan, an insurance plan and a dental insurance plan, entered into on September 1, 1987, by and between Martin Marietta Energy Systems, Inc., Paducah Plant, Paducah, Kentucky, hereinafter referred to as the “Company”, and Oil, Chemical & Atomic Workers International Union, AFL-CIO, and/or its Local 5-550, hereinafter referred to as the “Union.”

WITNESSETH:

The Company and the Union hereby agree upon the maintenance of the Pension Plan as amended, the Group Insurance Plan as amended and the Dental Insurance Plan as amended for the Bargaining Unit employees represented by the Union at the Company’s Paducah Plant, subject to the following terms and conditions:

PART A — PENSION PLAN
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

(a)	Benefits available under the amended Pension Plan to eligible employees who retire on or after September 1, 1990, are set forth in the booklet entitled “A Description of the Non-Contributory Pension Plan...” for employees of Martin Marietta Energy Systems, Inc., as amended April 1, 1990, which is attached hereto and made a part hereof. This booklet hereinafter is referred to as the “Pension Booklet.”

(b)	It is understood that if any dispute arises from the denial of a Bargaining Unit employee’s claim for benefits under the Pension Plan, then such dispute may be taken up through the Grievance and Arbitration Procedure of the principal Collective Bargaining Contract then in effect between the parties.

(c)	It is understood that an employee who retires and commences to receive a Pension Benefit will have no rights to resume active employment with the Company.

(d)	The obligation of the Company to maintain the Pension Plan, as herein provided, is subject to the requirement that approval by the Internal Revenue Service for the amended Plan is received and maintained continuously as:

(1)	Qualifying under Section 401 of the Internal Revenue Code or any other applicable section of the Federal tax laws (as such Sections are now in effect or are hereafter amended or enacted); and

(2)	Entitling the Company to deduction for payments under the Plan pursuant to Section 404 of the Internal Revenue Code or any other applicable section of the Federal tax laws (as such Sections are now in effect or are hereafter amended or enacted)

In the event that any revision in the Pension Plan is necessary to receive and maintain such approval or to meet the requirements of any other applicable Federal law, the Company and the Union shall resume negotiations for the purpose of reaching agreement on such revision, it being understood that such revision shall be held to a minimum, adhering as closely as possible to the intent expressed in the Pension Plan and in this Agreement.

(e)	The Pension Plan referred to in this Agreement shall be noncontributory. It is understood, however, that an eligible Bargaining Unit employee who is a participant at the close of business on the day preceding the effective date of this Agreement in the contributory Retirement Plan for Employees in the United States of Martin Marietta Energy Systems, Inc., may continue to participate in this Plan, but such participation will in no manner render him ineligible for the non-contributory pension benefits as provided in the Pension Plan described and set forth in the Pension Booklet.

PART B — GROUP INSURANCE PLAN
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

(a)	Benefits under the Group Insurance Plan as amended September 1, 1990, for eligible employees who participate in the Plan are set forth in the booklet entitled “Martin Marietta Energy Systems, Inc. Benefits Handbook” on pages 47 through 53, inclusive, attached hereto and made a part thereof. This attachment is hereinafter referred to as the “Insurance Booklet.”

(b)	Participation in the Group Insurance Plan shall be on a voluntary basis.

(c)	The costs to employees for Basic Life Insurance and Supplemental Life Insurance are set forth in the Insurance Booklet, and these costs will not be increased during the term of the Agreement. Each participating active employee shall pay his cost of the Group Insurance Plan by payroll deduction pursuant to his written authorization therefore on a form supplied by the Company. An early retiree who qualified for and elects the option to continue the full amount of (a) his Basic Life Insurance or (b) his Basic and Supplemental Life Insurance up to age 65, as set forth in the Insurance Booklet, shall make his payments in advance monthly (or quarterly if he desires) to the office or postal address designated by the Company.

PART C — DENTAL INSURANCE PLAN
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

(a)	Benefits under the Dental Insurance Plan as for eligible employees and dependents who participate in the Plan are set forth in the booklet entitled “Martin Marietta Energy Systems, Inc. Benefits Handbook dated April 1, 1990, “Dental Expense Assistance Plan Section” on pages 29 through 38, inclusive, attached hereto and made a part hereof. The attachment is hereinafter referred to as the “Dental Booklet.”

(b)	Dental Insurance Plan coverage will be paid for entirely by the Company.

     PART D — GENERAL PROVISIONS
 (Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

(a)	During the term of this Agreement, the Company Service Credit of an employee for the purpose of determining eligibility for benefits under the Pension, Dental Insurance and Group Insurance Plans, and of computing the amounts of such benefits, shall be determined in accordance with the Company Service Credit Rules set forth in the principal Collective Bargaining Contract then in effect between the parties. However, it is understood that with respect to the Pension Plan, “credited service” as defined in that Plan shall govern.

(b)	In the event of the enactment or amendment of any Federal or State law providing for benefits similar, in whole or in part, to those covered by Parts B or C of this Agreement, and requiring either (a) compulsory participation by any employee or the Company; or (b) compulsory payment of taxes or contribution by any employee or by the Company; or (c) benefit costs either to any employee or the Company different from those provided for under Part B or C of this Agreement, then the parties hereto agree that they will amend this Agreement so as to provide that the total cost to the Company for insurance benefits of whatsoever nature for its employees will not be greater in amount than such costs as provided by law or by Part B or C of the Agreement, whichever costs are greater.

(c)	The Company shall retain the right to arrange through an insurance company(s) or other carrier(s) for coverage providing the benefits under the Group Insurance and Dental Insurance Plans, current coverage having been arranged with the Metropolitan Life Insurance Company (herein called the “Insurance Company”).

(d)	The administration of the Group Insurance and Dental Insurance Plans hereunder and the payment of benefits under the Plans shall be handled directly by the Insurance Company, it being understood that a claimant whose benefits claim is denied may contest such denial with the Insurance Company, but that he shall have no redress whatsoever against the Company. It is agreed, however, that in any case in which an employee claiming benefits under the Group Insurance or Dental Insurance Plans and desiring to file such claim with the Insurance Company, becomes engaged in a non-medical factual dispute with the Company in connection with such claim (such as, for example, but not limited to, disagreement over his earnings group, eligibility, employment status, amount of Company Service Credit, or other non-medical factual question), such employee and the Union may process such dispute through the Grievance Procedure set forth in the principal Collective Bargaining Contract then in effect between the parties. It is agreed that any arbitration award as to such factual dispute shall be final and binding upon the parties hereto and the employee thereafter may present his claim to the Insurance Company on the basis of the facts as determined by said award.

It is agreed, however, that any and all medical questions in dispute shall be determined solely by the Insurance Company. To request review of any such dispute, the Bargaining Unit employee shall make written application therefore to the Insurance Company not more than sixty (60) days after his receipt of the Insurance Company’s position giving rise to the dispute. Within sixty (60) days after the Insurance Company’s receipt of the application for review, it shall inform the employee in writing of its decision in final disposition of the dispute. Under special circumstances, the Insurance Company may extend the time for processing the review, but its decision in final disposition of the dispute shall be rendered not later than one hundred twenty (120) days after its receipt of the application for review.

(e)	Regardless of the time limit, if any, prescribed in the applicable principal Contract for the filing of a grievance concerning the alleged violation of such Contract, a claimant’s appeal under Part A — Section 2 or Part D — Section 5 (first paragraph) will be processed in accordance with the Grievance and Arbitration procedure, provided that such grievance is filed not more than sixty (60) days after the claimant’s receipt of the Company’s position giving rise to the non-medical factual dispute.

(f)	This Pension, Group Insurance and Dental Insurance Agreement shall replace all prior agreements pertaining to the Pension, Group Insurance and Dental Insurance Plans, including any amendments to them.

MEMORANDUM OF AGREEMENT,
HEALTH CARE PLAN
(Effective as listed below through September 30, 1996;
thereafter, refer to the Administrative Letter on page 94 and
“Major Features Comparison of Current and Proposed Benefits Plans”, pages 48-67, for any modifications to this section.)
(Effective July 31, 2001, refer to Administrative Letter page 96.)

It is agreed by the parties that effective September 1, 1990, the present comprehensive Health Care Plan as set forth in the “Health Benefits Program for Hourly Employees” booklet dated September 1, 1987, and made a part of the Contract between the parties dated July 31, 1987, is hereby replaced by a new comprehensive Health Benefits Program as set forth in the “Martin Marietta Energy Systems, Inc. Benefits Handbook” dated April 1, 1990, (Pages 5 through 26., inclusive, of such booklet to be considered a part hereof) which includes:

A Comprehensive Medical Plan designed to pay the major share of covered hospital, surgical and medical expenses, while attempting to control health care costs by encouraging the use of cost-effective services.

A Vision Care Plan with no deductible, which includes an eye examination once every twelve months, one pair of lenses once every twelve months, and one pair of frames once every twenty-four months.

(1)	The Company will arrange with an insurance company to make available to participating employees in the bargaining unit certain benefits set forth in the booklet entitled “Martin Marietta Energy Systems, Inc. Benefits Handbook” on pages 5 through 26, inclusive.

(2)	It is agreed that the gross cost of the said health benefits program shall be shared by the Company and participating employees. Each employee who enrolls in the plan shall pay the applicable rate, such rate representing six (6) percent of the total gross cost. The Company shall pay the remaining ninety-four (94) percent of the cost. (As per the Administrative Letter on page 82, effective October 1, 1996, each employee who enrolls in the new medical plan will pay nine (9) percent of the total gross cost.)

(3)	Employee participation in the program shall be on a voluntary basis. Employees who enroll in the program shall authorize the Company in writing to deduct from their pay the applicable rate.

MAJOR FEATURES

COMPARISON

OF

PREVIOUS AND NEW

BENEFIT PLANS

Paducah PACE Members

Effective January 1, 2002

PADUCAH PACE MEMBERS

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Dental

Premiums: Employee pays 12% (coverage optional)	Premiums:
No Change

Maximum Coverage:	Maximum Coverage:
Annual $1500	No Change
Lifetime Orthodontic $1500
Annual Deductible $50
No Family Deductible

Covered Care:	Covered Care:
Preventive & Diagnostic 100%	No Change
Oral Surgery & Restorative 80%	No Change
Prosthodontic 50%	No Change
Lifetime Orthodontic $1500	No Change

Selection of Dentist: Dentist of your choice	Selection of Dentist: No Change

Life Insurance

Coverage:	Coverage:
Basic — Twice Annual Wages	No Change
Supplemental — Annual Wages

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Living Benefit: On a one-time basis, employee with terminal illness may receive up to 50% of Basic and Supplemental Life	No Change
Taxable Insurance Reduced

Flexible Spending Accounts

FSAs: Pre-tax contributes up to $5,000 annually in either or both accounts	No Change
Dependent Care Spending Account
Child under age 13 Disabled dependents including spouse
Health Care Spending Account
  Medical, Dental, Vision, Prescription Drug Deductibles &
      Co-payments
  Orthodontic Expenses not covered by Dental Plan
  Fees Beyond Reasonable & Customary,
  NOT CoveredXCosmetic Surgery & Health Care Premiums

Savings Plan

Employee Basic Contributions:	Employee Contributions:
2.5% to 6% of Pay (1/2% increments)	No Change

Employee Supplemental Contributions:	Employee Supplemental Contributions:
Effective 1/01/98,	No Change
1/2% to 9% (1/2% increments)
(IRS Regulation)

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Company Matching Contributions:	Company Matching Contributions:
Effective 1/01/98,	No Change
100% of 2% / 50% of 4% of Employee’s Pay

Savings Plan Options:	Savings Plan Options:
401K — Before and After Tax Deductions	No Change

401K Loan Provision: Residential and general loans up to 50% of vested account balance or $50,000 whichever is less. Repayment at prime interest rate plus 1%. $50 application fee per loan	401K Loan Provision: No Change

Investment Fund Options:	Investment Fund Options:
Stable Value Fund	No Change
Vanguard Windsor Fund
Lockheed Martin Corporation Stock Fund (Frozen Fund until May 18, 2002, then eliminated as a fund.)
Intermediate-Term Investment Grade Bond Fund
Long-Term Investment Grade Bond Fund
American Balanced Fund
Indexed Equity Fund
The Investment Company of America
The Growth Fund of America
New Perspective Fund

Fund Selection:	Fund Selection:
9 Investment fundsXmultiples of 5%	No Change

Rollovers:	Rollovers:
Available under certain conditions	No Change

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Savings Program Information:	Savings Program Information:
Automated Access through Savings	No Change
Program Information Line
  Toll-free number
  - 24-hours a day
  - 7 days a week
  Customer service representatives
  - Monday through Friday
  - 9 a.m. to 5 p.m. Eastern time
  All types of transactions including:
  - enroll in program
  - check your account balance/value
  - make/change investment elections
  - transfer between investment options
  - change contribution percentages
  - request a loan or withdrawal
  - request financial information/investment
  performance as it becomes available
  Written confirmation within two
  business days of most transactions

Withdrawals:	Withdrawals:
Approximately 7 days	No Change

Fund Valuations:	Fund Valuations:
Daily	No Change

Changing Contribution Percentage:	Changing Contribution Percentage:
Daily	No Change

Transferring Funds:	Transferring Funds:
12 times per year	No Change
At least once per quarter

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Administrative and Investment Management Fees:	Administrative and Investment Management Fees:
Deducted from fund earnings	No Change

Program Payout Options:	Program Payout Options:
Retirement/Disability Lump sum payment Monthly installment payments over 10, 15 or 20 years Installment payments based on single life expectancy or joint life expectancy of you and your spouse	Retirement/Disability No Change

Termination (reasons other than retirement/disability) Lump sum payment Rollover to another qualified plan

Death of Employee
Spouse may elect - lump sum payment - monthly installments over 5-year period

Special Accident Insurance

Coverage and Benefit Amounts:	Coverage and Benefit Amounts:
Accidental death, dismemberment or disability Single or Family $20,000 to $500,000 for employee, not to exceed 10 times annual salary Percentage of employee benefit amount for family members	No Change

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Coverage During Personal or Medical Leave of Absence:	Coverage During Personal or Medical Leave of Absence:
Up to 12 months (provided premiums are paid)	No Change

Coverage for Your Dependent Children:	Coverage for Your Dependent Children:
To age 28 while attending school including vocational and trade schools (no additional cost)	No Change

Additional Surviving Spouse Benefit:	Additional Surviving Spouse Benefit:
1/2% of the Special Accident Insurance amount will be payable each month for	No Change
12 months with family coverage

Rehabilitation Benefit:	Rehabilitation Benefit:
Additional benefit of up to $50,000 payable for approved rehab for employee or covered family member for expenses incurred within two years of accident	No Change

Child Care Center Benefit:	Child Care Center Benefit:
  Up to 3% of the Special Accident Insurance benefit (maximum of $5,000 per year, per child) payable to licensed child care center
  - must have been enrolled prior to employee’s death or within 365 days thereafter
  - paid once a year up to four years or until child reaches age 13, whichever comes first
  One time $1,500 payment made to beneficiary if no eligible children
No Change

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Disability Benefit:	Disability Benefit:
Payable if total and permanent disability occurs within 365 days of accident	No Change

BENEFIT PLANS - MEDICAL

CURRENT - POINT-OF-SERVICE (10/01/98) Columbia Health Care Systems			NEW - PREFERRED PROVIDER ORGANIZATION (01/01/02)

IN- NETWORK	OUT-OF- NETWORK	INDEMNITY Only if No Access to Network

Premium

	Employee pays 9%		Employee pays 10%

Deductible

N/A	0.75% of pay/individual	0.5% of pay/individual	No Change
	(minimum $200)	(minimum $200)
	2.25% of pay/family	1.5% of pay/family
	(minimum $400)	(minimum $400)

Out-of-Pocket Maximum

N/A	6% of pay/individual	5% of pay/individual	No Change
	(minimum $2,000)	(minimum $2,000)
	9% of pay/family	8% of pay/family
	(minimum $4,000)	(minimum $4,000)

Lifetime Maximum

$1,000,000	$1,000,000	$1,000,000	No Change

BENEFIT PLANS - MEDICAL

CURRENT - POINT-OF-SERVICE (10/01/98) Columbia Health Care Systems			NEW - PREFERRED PROVIDER ORGANIZATION (01/01/02)

IN- NETWORK	OUT-OF- NETWORK	INDEMNITY Only if No Access to Network

Office Visits

(1) Physician or Specialist

$10 co-payment	20% after	10% after	No Change

	deductible	deductible

(2) Allergy Testing

$10 initial office	20% after	10% after	No Change
visit co-payment	deductible	deductible
No charge for shots

Preventive Care

(1) Well-Child Care (including immunizations)

$10 co-payment	Not covered	Not covered	No Change

(2) Well-Woman Care (including Pap Test)

$10 co-payment	Not covered	Not covered	No Change
(once per year)

(3) Routine Mammogram

BENEFIT PLANS - MEDICAL

CURRENT - POINT-OF-SERVICE (10/01/98) Columbia Health Care Systems			NEW - PREFERRED PROVIDER ORGANIZATION (01/01/02)

IN- NETWORK	OUT-OF- NETWORK	INDEMNITY Only if No Access to Network

No charge with referral	20% after deductible	10% after deductible	No Change

Inpatient Hospital/Surgery

$100 co-payment per day (2 days maximum)	20% after deductible	10% after deductible	No Change

Outpatient Surgery

$50 co-payment	20% after deductible	10% after deductible	No Change

Emergency Care

(1) Doctor’s Office

$10 co-payment	$10 co-payment If not true emergency, 20% after deductible	10% after deductible	No Change

(2) Emergency Room

BENEFIT PLANS - MEDICAL

CURRENT - POINT-OF-SERVICE (10/01/98) Columbia Health Care Systems			NEW - PREFERRED PROVIDER ORGANIZATION (01/01/02)

IN- NETWORK	OUT-OF- NETWORK	INDEMNITY Only if No Access to Network

$75 co-payment (waived if admitted)	$75 co-payment (waived if admitted)	10% after deductible	No Change
If not true emergency, out-of-network benefits apply	If not true emergency, 20% after deductible

Hearing Aids

No charge up to $750 every 36 months	Not covered	Not covered	No Change

Inpatient Mental Health/Alcohol and Drug Abuse

$100 co-payment (2 days maximum) (lifetime maximum $50,000) Limited to 2 alcohol and/or drug abuse admissions per lifetime and 100 days combined. Limited to 100 days per lifetime combined for mental	20% after deductible (lifetime maximum $50,000) Limited to 2 alcohol and/or drug abuse admissions per lifetime and 100 days combined. Limited to 100 days per lifetime combined for mental	10% after deductible (lifetime maximum $50,000) Limited to 60 days per lifetime for mental & 60 days per lifetime for substance abuse	No Change

BENEFIT PLANS - MEDICAL

CURRENT - POINT-OF-SERVICE (10/01/98) Columbia Health Care Systems			NEW - PREFERRED PROVIDER ORGANIZATION (01/01/02)

IN- NETWORK	OUT-OF- NETWORK	INDEMNITY Only if No Access to Network

Outpatient Mental Health/Alcohol and Drug Abuse

$15 co-payment per visit for individual therapy; $10 co-payment per visit for group therapy, unlimited with authorization	20% after deductible (annual maximum $3,000) (authorization required for more than 8 visits)	10% after deductible; 30 visits per calendar year	No Change

BENEFIT PLANS - MEDICAL

CURRENT (08/01/01)	NEW (01/01/02)

Prescription Drug Plan

Coverage:	Coverage:
In-Network ($50 annual deductible)	No Change
• 10% of cost, after annual deductible, for 30-day generic drug supply
• 20% of cost, after annual deductible, for 30-day brand-name drug supply
Out-of-Network ($50 annual deductible)
• 50% co-pay for 30-day supply of generic or brand-name drug supply
• 50% co-pay of brand-name drug plus the difference between brand-name and generic drug if physician authorized generic
Mail Order Drugs (No deductible)
• $5 for up to a 90-day generic drug supply
• $15 for up to a 90-day brand-name drug supply

Vision Care

Scheduling Appointments:	Scheduling Appointments:
• Directly contact Panel Doctor	No Change
Basic Coverage Using Panel Doctor:	Basic Coverage Using Panel Doctor:
• One eye exam every 12 months	No Change
• One pair of frames every 24 months, up to $40
• One pair of lens every 12 months
• Second pair of glasses (frames and lenses) at 20% discount

The Major Features Comparison is provided as a summary document and does not change or modify actual plans.

MEMORANDUM OF UNDERSTANDING

WORKFORCE FLEXIBILITY

DATED: JULY 31, 1996

The tasks listed on the following table of tasks will be shared and may be performed by any of the classifications indicated, it being be understood that:

1.	the Company will make required revisions of procedures and

2.	the Company will provide training appropriate to the task.

See attached Table of Tasks.

TASK	CLASSIFICATIONS

MONITORING

Perform radiological surveys (including documentation) for contamination on designated items, e.g., tools, hand-carried equipment, and hand-carried containers to allow movement within the plant. (The scope may increase to larger items of equipment and vehicles as procedures are developed and training is implemented.) Monitoring for off-site release shall remain the exclusive work of non-bargaining unit employees	Health Physics and/or all bargaining unit classifications

SPRINKLER SYSTEMS

Replace clapper gaskets for sprinkler systems	Maintenance and/or Fire Fighter-EMT

Reset clapper valves for dry-pipe and deluge sprinkler systems	Maintenance and/or Fire Fighter-EMT

Replace pressure gauges on sprinkler headers	Maintenance and/or Fire Fighter-EMT

MEMORANDUM OF UNDERSTANDING

ELIMINATION OF SCALE MECHANIC CLASSIFICATION

DATED: JULY 31, 1996

The Scale Mechanic classification will be eliminated. The current incumbent shall be reclassified as Instrument Mechanic with Instrument Mechanic seniority as though he had never left that classification. He will be assigned to the instrument shop work group.

MEMORANDUM OF UNDERSTANDING

HOURS OF WORK LIMITATIONS

DATED: JULY 31, 1996

Except in an emergency or as provided below, employees should not be allowed to work more than:

1.	16 consecutive hours.

2.	16 hours in any 24-hour period.

3.	24 hours in any 48-hour period.

4.	72 hours in any 7-day period.

In counting consecutive hours of work, the unpaid lunch and/or shift overlap period where applicable shall be excluded.

An employee who has worked 16 consecutive hours will not be permitted to return to work until eight (8) hours have elapsed immediately following the 16 consecutive hour work period. Such employee will be paid his/her basic straight-time rate for any portion of his/her regularly scheduled shift, which he/she was not permitted to work.

If, in the event of a scheduling error, an employee works overtime that disqualifies the employee from working on a scheduled day of work, or an employee reports for an overtime opportunity that is not allowed by the above limitations, the employee shall have the option to work the scheduled day, or the overtime opportunity, but shall be given assignments not directly related to plant operational activities such as required training, reading, procedure review, and material/equipment inventory. The employee may, however, decline to work the scheduled day or the overtime opportunity. In such event, the employee shall neither be paid for the declined work nor charged with either an absence or for declining an overtime opportunity.

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

The Medical Department will continue to investigate all avenues of medical information available to them within the province of medical ethics, in all cases of permanent restrictions and will furnish such information to any licensed practicing physician (M.D.) at the request of any employee having such restrictions.

In cases involving permanent restrictions, the employee will be placed on a temporary restriction for a reasonable length of time to allow him opportunity to seek outside medical diagnosis, which can be presented to the Company Medical Department.

All employees will be advised in writing of the medical restriction and its cause if requested by the employee.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

The following is an administrative agreement dealing with vacation and holiday pay for employees who are temporarily reclassified:

If an employee is temporarily reclassified to a higher classification for one full week prior to taking one or more full weeks of vacation, and for one full week after said vacation, the vacation pay will then be at the higher rate.

If an employee is temporarily reclassified to a higher classification for a full week containing a holiday, he will be paid the holiday pay at the higher rate.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

A general wage increase will be applied, when effective, to employees on short-term disability as defined in Article IX, Section 1. A general wage increase will not apply to employees on long-term disability as defined in Article IX, Section 2. However, if an employee returns to work from long-term disability absence, he will receive the appropriate rate then in effect under the wage schedule of Appendix A.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

The parties agree that in order to clarify the vested rights for the subsequent year’s vacation for employees, with one or more years of service, who are absent because of disability as of December 31, the following guidelines will apply:

1.	If such an employee is receiving, on December 31, either Non-occupational Disability or Occupational Disability payment as outlined in Article IX, Section 1 of the Company-Union Contract, he shall be regarded as “being on the payroll” as of December 31 and will be vested for the subsequent year’s vacation.

2.	In any event, if such an employee files a claim for Long Term Disability before, on, or after December 31, and such disability payment becomes effective prior to December 31 of the previous year, such an employee will not have vested rights to the subsequent year’s vacation.

3.	If such an employee is not receiving benefits under Article IX, Section 1 on December 31, he will not be vested for the subsequent year’s vacation unless he returns to work in that subsequent year.

4.	It is understood that the above clarification relates solely to vacation vesting and does not affect any other determination of whether an employee is deemed to be on the payroll.

5.	Under no circumstances will an employee be eligible for vesting vacation for more than one year on the basis outlined above.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

Our normal practice will be to suspend an employee at least two working days prior to discharge for cause. Employee Relations shall notify the Union President at the time of such a suspension of any Bargaining Unit employee. At the request of the Union, the Company will meet with the Union President and the Committeeperson involved for discussions prior to discharge of an employee for cause. The Company will not discipline (discharge, suspend, or issue written reprimand) any employee without just cause.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

This confirms our discussions with you concerning the question of management doing bargaining unit work.

The Company’s intent is that non-bargaining personnel will not do bargaining unit work and they will be so instructed at the time the new contract is explained. Management will give special attention to those individuals unwilling to comply with the stated intent.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

The following is an amended letter to replace the letter of administrative understanding dated July 31, 1996, which was the Company/Union agreement on administration of transfer from one work group to another, work assignments out of classification, and the arrangement of work groups.

Transfers from one work group to another work group over thirty (30) days will be made by seniority (Group Seniority) preference, except that in the Maintenance Mechanic Classification the Company may assign employees across work groups for the required time to perform specific jobs such as cell changes, valve changes, large piping jobs, and the shutdown or startup of a facility.

Work groups are defined as job classifications except as follows:

Maintenance Mechanics:	Group	1 — Shop 2 — Field
Instrument Mechanics:	Group	1 — Shop 2 — Field 3 — Instrument Mechanics “C”
Electrical Maintenance:	Group	1 — Shop 2 — Field

Operators:	Group	1 — Chemical, Days 2 — Chemical, “A” 3 — Chemical, “B” 4 — Chemical, “C” 5 — Chemical, “D” 6 — Cascade, Days & “R” 7 — Cascade, “A” 8 — Cascade, “B” 9 — Cascade, “C”

Mrs. Steele	2	July 31, 2001

10 — Cascade, “D”
11 — Power, Days & “R”
12 — Power, “A”
13 — Power, “B”
14 — Power, “C”
15 — Power, “D”
16 — Utilities, Days & “R”
17 — Utilities, “A”
18 — Utilities, “B”
19 — Utilities, “C”
20 — Utilities, “D”

Not considered as a transfer are assignments for cross-training of employees within a job classification in Operations for a period not to exceed three (3) months. In the event of a shutdown or cutback and subsequent reactivation of a building, the employees moved out of said building may be returned on a seniority basis. Shift preference within a shift preference group will supersede work group transfers.

Work assignments out of classification shall be made by seniority preference within the work group to the interested qualified employee except assignments for less than six (6) working days.

VACATION LISTING

CLASSIFICATION*	NEW LISTING

Maintenance:

Maintenance Mechanics	a	Utilities and C-400 and Feed Plant and C-340 and HEPA General Maintenance
	b	Cascade Areas 1, 2, 3, 4
	c	Process Maintenance, Shifts
Compressor Shop	a	Compressor Shop – Days
	b	Compressor Shop – Shift
	c	Seal Shop
Pump Shop	a	Pump Shop, and Valve Program
	b	Crane and Elevator Maintenance and Refrigeration Maintenance
Fabrication Shop	a	Fabrication Shop – Days and Cell Set Up and Changeout
	b	Fabrication Shop, Shifts
Converter Assembler	a	Converter Assemblers – Days
	b	Converter Assemblers – Shift

Mrs. Steele	3	July 31, 2001

VACATION LISTING

CLASSIFICATION*	NEW LISTING

Instrument Mechanics	a	Instrument Shop and A, B, C, D Rotating Shifts
	b	Instrument Field
Electrical Mechanics	a	Electrical Shop and A, B, C, D Rotating Shifts
	b	Electrical Field
Machinists
Sheet Metal Workers
Carpenters
Locksmith
Painters
Heavy Equip. Mechs. & Garage Mechs
Heavy Equipment Operators
Truck Drivers
Operators:		Chemical, Days
Chemical, “A”
Chemical, “B”
Chemical, “C”
Chemical, “D”
Feed Plant
Cascade, Days & “R”
Cascade “A”
Cascade “B”
Cascade “C”
Cascade “D”
Power, Days & “R”
Power “A”
Power “B”
Power “C”
Power “D”
Utilities, Days & “R”
Utilities “A”
Utilities “B”
Utilities “C”
Utilities “D”
Operator B
Fire Fighters-EMT

Mrs. Steele	4	July 31, 2001

VACATION LISTING

CLASSIFICATION*	NEW LISTING

Material Handlers
Chauffeurs
Lubricators
Protection Clothing & Equipment Processors
Janitors & Window Washers
Laborers

*Up to twenty (20) percent of employees on vacation lists may schedule KEA, Thanksgiving, and Christmas weeks beginning in calendar year 1990.

OVERTIME LISTING

Maintenance Mechanics:	C-600
C-411
C-340
C-333, C-337 and Shift
Special Assignment
Cell Change
Fabrication Shop
Compressor Shop
Seal Shop
Refrigeration Shop
Pump Shop
Erection & Materials Handling
HEPA General Maintenance
Machinists
Sheet Metal Workers
Carpenters
Locksmith
Painters
Heavy Equip. Mechs. & Garage Mechs
Heavy Equipment Operators
Converter Assemblers
Truck Drivers
Instrument Maintenance:	Shop
Field
Instrument Mechanic “C”

Mrs. Steele	5	July 31, 2001

OVERTIME LISTING

Electrical Maintenance:	Power
Cascade
Auxiliary
Relay & Communications Shop
Motor Shop
Rotating Shifts
Operators:**	Chemical, Days
Chemical, “A”
Chemical, “B”
Chemical, “C”
Chemical, “D”
Feed Plant
Cascade, Days & “R”
Cascade “A”
Cascade “B”
Cascade “C”
Cascade “D”
Power, Days & “R”
Power “A”
Power “B”
Power “C”
Power “D”
Utilities, Days & “R”
Utilities “A”
Utilities “B”
Utilities “C”
Utilities “D”
Operator B
Fire Fighters-EMT
Material Handlers
Chauffeurs
Lubricator
Protective Clothing & Equipment Processors
Laborers
Janitors & Window Washers

**Days and “R” are intermingled with whatever shift is on days.

Employees who work in the Field Services Organization will be placed on a separate overtime list per job classification. Such as, all Janitors working in the Field Services Organization will be placed on a separate overtime list from the rest of the Janitors.

Mrs. Steele	6	July 31, 2001

SHIFT PREFERENCE LIST

Shift preference groups are defined as job classification except as follows:

Maintenance Mechanics:	One Group***
Instrument Mechanics:	Group 1	–	All Other Instrument
	Group 2	–	Instrument Mechanic “C”
Electrical Maintenance:	Group 1	–	Lineman
	Group 2	–	All Other Elect. Maint.
Operators:	Group 1	–	Cascade
	Group 2	–	Chemical
	Group 3	–	Power
	Group 4	–	Utilities

           ***A maximum of fifty (50) percent of a shift’s bumping rights may be delayed for up to thirty (30) days after the exercise of shift preference.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
     Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

The following is the administrative agreement dealing with the 12-hour shift:

1.	All rotating shift workers (PACE) at the Paducah Plant.

2.	Consists of two 40-hour, one 44-hour, and one 36-hour work weeks.

3.	Hours: 7:00 a.m. to 7:00 p.m. and 7:00 p.m. to 7:00 a.m.

4.	In no case will employees working the newly established 12-hour shift schedules receive standard overtime for hours worked in excess of eight in a 24-hour period. Employees will receive pay at one and one-half (1-1/2 x STHR) or two (2 x STHR) for holdover, call-in, and work in excess of 40 hours in a payroll week. And employees will receive pay at one and one-half (1-1/2 x STHR) or two (2 x STHR) for holdover, call-in, and work in excess of 36 hours (if applicable) in a payroll week in accordance with the terms of the Contract.

5.	Employees receive four hours at the overtime rate once every three weeks when they work the scheduled 44-hour work week.

6.	Double time pay for all hours worked on the seventh consecutive day worked in any payroll week or in the alternative, provided all scheduled work days in a payroll week are worked or paid for per Article VI, Section 14, an employee scheduled on a 12-hour shift who works a second day in addition to their normal schedule within the payroll week will be paid the seventh consecutive day (2 X STHR) premium rate. However, the seventh day provision will only apply to one day within the payroll week as follows:

a)	In the event more than one day could be considered the seventh consecutive day, the day with the greatest number of hours worked (twelve hours or more) will be the qualifying seventh day and all hours worked will be paid at two times STHR. If the qualifying seventh day is less than a 12-hour work day provision (b) applies.

Mrs. Steele	2	July 31, 2001

b)	On the occasion when two days could have qualified as the seventh consecutive day and neither of those days were twelve hours or more, hours worked on both days up to a total of twelve hours will be paid at two times STHR. Any additional overtime hours will be paid at 1-1/2 times STHR.

7.	For working 12 hours on holiday, employee receives double time and a half for eight of the hours and straight time for four of the hours.

8.	When two worked holidays fall back to back and an employee begins work at 7:00 p.m. on the first holiday, he will receive 16 hours pay at double time and a half.

9.	Weekend premium will be paid for all hours worked on Saturday and Sunday.

10.	Shift premium will be paid at sixty (60) cents per hour for hours worked between 7:00 p.m. and 7:00 a.m. No shift premium will be paid for hours worked between 7:00 a.m. and 7:00 p.m.

11.	When holdover is necessary, the employee may be held over to work four hours and an employee from the overtime list on off shift will be called in to work.

12.	Meal allowance will be paid after 14 hours of continuous and successive hours.

13.	Funeral leave allowance will be counted as three 12-hour days. As a special provision, in the event of the death of an employee’s spouse or child, funeral leave allowance will be counted as five 12-hour days.

14.	Vacation, sick, and personal time are accounted for in increments of four and eight hours. Four hours will be one-half day for record purposes and 12 hours will be recorded as one and one-half days of vacation.

15.	These conditions are not all inclusive and unanticipated situations may arise. The company and union will address such occurrences being guided by the intent of this agreement that no employee will receive a windfall under the contract by virtue of working a 12-hour rather than an eight-hour shift.

16.	“R” shift employees will work from 7:00 a.m. to 3:00 p.m. Monday through Friday.

Sincerely,

Bill Harrison Human Resources Generalist

WKH:jkw

Lockheed Martin Utility Services, Inc.
P.O. Box 1410
Paducah, Kentucky 42002-1410

July 31, 1996

Mr. D. R. Fuller, President
Oil, Chemical & Atomic Workers
   International Union, AFL-CIO
P. O. Box 494
Paducah, Kentucky 42001

Dear Mr. Fuller:

During negotiations, the Company and Union agreed to restructure the current operator classification into two new classifications. The new Operator classification will be rate group 30 and Operator B will be rate group 13. The following describes the restructuring.

1.	Operator Classification — Rate Group 30

a	New Hires/Bidders

After contract ratification, all operator trainees who enter rate group 14 for progression through rate group 30 will be required to reach the top of rate group 30.

b	Incumbent Operators and Trainees (Rate Groups 13 and 14). Progression to the twenty-seven (27) month level will remain unchanged. Following successful progression to the twenty-seven (27) month level of new rate group 30, an operator may progress to the thirty (30) and thirty-three (33) month levels (topped out) by successfully passing evaluations. Operators who do not pass the evaluation will remain at the highest level achieved. The evaluations will be based on those used in the fifteen (15) month training program.

2.	Establish New Operator B Classification — Rate Group 13

The work of the Operator B classification will be the decontamination type work now performed by Chemical Operators. Such work will not include the operation of the spray booth, degreasers, uranium recovery equipment, and fluorine production equipment. It is understood that the establishment of the Operator B classification will not effect work normally performed by any other classification.

Sincerely,

L. K. Pahl, Manager Employee Relations

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Lockheed Martin Utility Services, Inc.
P.O. Box 1410
Paducah, Kentucky 42002-1410

July 17, 1996

Art Maxwell
OCAW International Representative

OCAW, Local 3-550 Negotiating Committee

Dear Art and Committee:

This is to confirm our understanding regarding the Benefit Plan revisions. Contract provisions regarding page 23-29 (Disability Pay) and pages 75-84 (Pension, Group Insurance and Dental Agreement; Part A - Pension Plan; Part B - Group Insurance; Part C - Dental Insurance Plan; Part D - General Provisions; and Memorandum of Agreement, Health Care Plan) shall apply through September 30, 1996. On and after October 1, 1996, Benefit Plans will be modified as stated in the “Major Features Comparison of Current and Proposed Benefit Plans” document provided to the Union on July 17, 1996, but otherwise the benefit plans shall remain unchanged. It is understood, however, that:

[ ]	Effective October 1, 1996, each employee who enrolls in the new medical plan will pay 9% of the total gross cost.
[ ]	The company will prepare a new benefit handbook addressing all benefit plan changes. When this handbook is reviewed and approved by the union, it will be incorporated into the contract and issued to bargaining unit members.

Please confirm by signing below and returning a signed copy to me.

W. E. (Bill) Thompson LMUS Human Resources Director

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APPROVED:

______________________________
Art Maxwell
OCAW International Representative

July 31, 2001

Mrs. Donna Steele, President
Paper, Allied-Industrial, Chemical and Energy
   Workers International Union, AFL-CIO
Post Office Box 494
2525 Old Cairo Road
Paducah, Kentucky 42001

Dear Mrs. Steele:

     This is to confirm our agreement that employees working the shift that is impacted by the conversion to Daylight Savings Time, in which the worker is required to work a shift that is one hour less than their normal scheduled day, will be allowed to continue working for that additional hour at the applicable rate of pay.

Sincerely,

Bill Harrison Human Resources Generalist

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November 26, 2002

PACE International AFL-CIO
PACE, Local 5-550

This is to confirm our agreement regarding modifications to the previous Benefit Plans. Benefit Plans Pension, Medical, Group Insurance, Dental, Prescription, and Vision Care will remain unchanged except:

•	Effective January 1, 2002, each employee who is enrolled in the medical plan will contribute 10% of the total medical premium.

•	Effective January 1, 2002, all bargaining unit employees will transition to a Preferred Provider Organization (PPO) medical plan. (Described in the Major Features Comparison of Previous and Current Benefit Plans contained in this contract.)

•	Effective July 31, 2001, the Pension “add on” will increase from $18 to $50.

Bill Harrison Human Resources Generalist

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